UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

THERMON GROUP HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Thermon Group Holdings, Inc.
100 Thermon Drive
San Marcos, Texas 78666
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
July 31, 2014
To the stockholders of Thermon Group Holdings, Inc.:
Notice is hereby given that the 2014 Annual Meeting of Stockholders (the "2014 Annual Meeting") of Thermon Group Holdings, Inc., a Delaware corporation, (the "Company," "we" or "our") will be held on Thursday, July 31, 2014, at 7:30 a.m. Central Time, in Building 5 of our principal executive offices located at 100 Thermon Drive, San Marcos, Texas 78666 for the following purposes, as more fully described in the accompanying proxy statement (the "Proxy Statement"):

(1)	to elect as directors the eight nominees named in the Proxy Statement, each for a term of one year;

(2)	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015;

(3)	to approve, on a non‑binding advisory basis, the compensation of our executive officers; and

(4)	to transact such other business that may properly come before the 2014 Annual Meeting and any postponement or adjournment thereof.
Only holders of record of our common stock as of the close of business on June 2, 2014 (the "Record Date") are entitled to receive notice of, attend, and vote at the 2014 Annual Meeting.
The Company is pleased to continue utilizing the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. Accordingly, on or about June 11, 2014, we began mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders of record as of the Record Date. The Notice contains instructions on how to access our proxy materials via the Internet as well as information on how to vote your shares.
It is important that your shares are represented and voted at the meeting and, whether or not you expect to attend in person, we encourage you to vote as promptly as possible to ensure that your vote is counted.

By Order of the Board of Directors

Charles A. Sorrentino
Chairman of the Board
San Marcos, Texas
June 11, 2014

YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY VOTE BY TELEPHONE OR INTERNET, OR REQUEST A PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting to be Held Thursday, July 31, 2014:
As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit proxy votes online.

The Notice, Proxy Statement and 2014 Annual Report are available at: http://proxy.thermon.com

Thermon Group Holdings, Inc.
100 Thermon Drive
San Marcos, Texas 78666
PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 31, 2014
GENERAL INFORMATION
This proxy statement ("Proxy Statement") is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Thermon Group Holdings, Inc. (the "Company," "Thermon," "we," "our" or "us") for use at the 2014 Annual Meeting of Stockholders of the Company to be held in Building 5 of our principal executive offices located at 100 Thermon Drive, San Marcos, Texas 78666 on Thursday, July 31, 2014 at 7:30 a.m. Central Time, and any adjournment or postponement thereof (the "2014 Annual Meeting").
As permitted by the rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials primarily via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record entitled to vote at the 2014 Annual Meeting. Instructions on how to access and review these proxy materials electronically, request hard copies of these materials and submit proxy votes online are stated in the Notice.
Pursuant to provisions of our Amended and Restated Bylaws (the "Bylaws") and by action of our Board, the close of business on June 2, 2014 was established as the time and record date for determining the stockholders entitled to receive notice of, attend and vote at the 2014 Annual Meeting (the "Record Date"). We began mailing the Notice to stockholders of record on or about June 11, 2014. We first made this Proxy Statement available online to our stockholders at http://proxy.thermon.com on or about June 11, 2014, along with our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, as filed with the SEC on May 30, 2014 (the "2014 Annual Report").
How can I attend the 2014 Annual Meeting?
Only stockholders as of the Record Date are entitled to attend the 2014 Annual Meeting, which will be held on Thursday, July 31, 2014 in Building 5 of our principal executive offices located at 100 Thermon Drive, San Marcos, Texas, 78666. Doors will open at 7:00 a.m., Central Time, and the meeting will begin promptly at 7:30 a.m., Central Time.
What is the Company’s fiscal year?
The Company's fiscal year ends on March 31. In this Proxy Statement, we refer to the fiscal years ended March 31, 2012, 2013 and 2014 and the fiscal year ending March 31, 2015 as "Fiscal 2012," "Fiscal 2013," "Fiscal 2014," and "Fiscal 2015," respectively. Unless otherwise stated, all financial information presented in this Proxy Statement is based on the Company’s fiscal calendar.
What items will be voted on at the 2014 Annual Meeting?
Stockholders may vote on the following proposals at the 2014 Annual Meeting:

•	the election to the Board of the eight nominees named in this Proxy Statement, each for a term of one year;

•	ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for Fiscal 2015; and

•	the approval, on a non-binding advisory basis, of the compensation of our executive officers.
The Company is not aware of any other business to be presented for a vote of the stockholders at the 2014 Annual Meeting. If any other matters are properly presented, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment. The chairman of the 2014 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:

•	"FOR" each of the nominees to the Board;

•	"FOR" ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for Fiscal 2015; and

•	"FOR" the resolution to approve, on a non-binding advisory basis, the compensation of the Company’s executive officers.
Who may vote at the 2014 Annual Meeting?
Holders of our common stock on the Record Date are entitled to one vote for each share of the Company’s common stock held on the Record Date. As of the Record Date, there were 31,936,162 shares of the Company’s stock issued and outstanding and approximately 63 holders of record.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholder of Record. If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, LLC ("AST"), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by AST at the Company's request. If you request printed copies of the proxy materials by mail, you will receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was sent to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2014 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a "vote instruction form." If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.
What is the quorum requirement for the 2014 Annual Meeting?
The presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the 2014 Annual Meeting is required for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (i) are present and vote in person at the 2014 Annual Meeting, or (ii) have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail. Broker non-votes, as described below, will also be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2014 Annual Meeting will be adjourned until a quorum is obtained.
If I am a stockholder of record of the Company’s shares, how do I vote?
If you are a stockholder of record, there are four ways to vote:
In person. You may vote in person at the 2014 Annual Meeting. The Company will give you a ballot when you arrive.
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.
If I am a beneficial owner of shares held in street name, how do I vote?
If you are a beneficial owner of shares held in street name, there are four ways to vote:
In person. If you wish to vote in person at the 2014 Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the vote instruction form that was sent to you by the organization holding your shares.
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.
Can I change my vote?
You may change your proxy instructions at any time prior to the vote at the 2014 Annual Meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new vote instruction form bearing a later date (which will automatically revoke your earlier voting instructions). If you are a stockholder of record, you may accomplish this by granting a new proxy or by voting in person at the 2014 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee.
How are proxies voted?
All shares represented by valid proxies received prior to the 2014 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What happens if I do not give specific voting instructions?
Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2014 Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker or nominee that holds your shares with specific voting instructions, the broker or nominee that holds your shares may generally vote your shares on "routine" matters but cannot vote your shares on "non-routine" matters. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on such matter with respect to your shares. This occurrence is referred to as a "broker non-vote." The only routine matter scheduled to be voted upon at the 2014 Annual Meeting is Proposal No. 2 (to ratify the appointment of the Company’s independent registered public accounting firm for Fiscal 2015). All other matters scheduled to be voted upon are non-routine and therefore broker non-votes may exist in connection with Proposals No. 1 (to elect directors) and No. 3 (to approve, on a non-binding advisory basis, the compensation of our executive officers). Therefore, if you hold your shares in street name through a broker or other nominee, it is critical that you instruct your broker or other nominee how to vote on Proposals No. 1 and No. 3 if you want your vote to count.
What is the vote required for each proposal and how are abstentions and broker non-votes treated?
Proposal No. 1 (to elect directors): Directors shall be elected by a plurality of the votes cast at the 2014 Annual Meeting, and therefore broker non-votes will have no effect on the outcome of Proposal No. 1. The eight director nominees receiving the greatest number of affirmative votes of the shares entitled to be voted will be elected as directors to serve until the next annual meeting of stockholders. However, in January 2014, we adopted revisions to our Corporate Governance Guidelines that require any incumbent director who receives a greater number of votes "withheld" than votes "for" in an uncontested election to promptly submit a written offer of resignation to the Nominating and Corporate Governance Committee, who will review and evaluate the offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within 90 days after the election results for the 2014 Annual Meeting are certified.
Proposal No. 2 (to ratify the appointment of the Company's independent registered public accounting firm): Approval of Proposal No. 2 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by holders of shares (i) present in person or by proxy at the 2014 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Proposal No. 2 is considered a routine matter; therefore, no broker non-votes are expected in connection with the proposal.
Proposal No. 3 (to approve, on a non-binding advisory basis, the compensation of our executive officers): Approval of Proposal No. 3 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by the holders of shares (i) present in person or by proxy at the 2014 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Broker non-votes are not considered entitled to vote on the matter and will have no effect on the outcome of the proposal.
Who will serve as the inspector of election?
A representative from AST will serve as the inspector of election.
Where can I find the voting results of the 2014 Annual Meeting?
The preliminary voting results will be announced at the 2014 Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the 2014 Annual Meeting.
Who is paying for the cost of this proxy solicitation?
The Company is paying the costs of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, email or other means by our directors, officers or regular employees on the Company’s behalf.
Upon request, we will also reimburse brokerage firms, banks, broker-dealers or other similar organizations and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy and solicitation materials to beneficial owners of stock.
Will any other matters be acted on at the 2014 Annual Meeting?
As of the date these proxy materials were mailed, we are not aware of any other matters to be presented at the 2014 Annual Meeting other than the proposals described herein. If you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the Board or, if no recommendation is given, in their own discretion.
Whom should I call with other questions?
If you have additional questions about these proxy materials or the 2014 Annual Meeting, please contact: Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666, Attention: Director of Investor Relations, Telephone: (512) 396-5801.

DIRECTORS AND EXECUTIVE OFFICERS
Directors
Our Board currently consists of eight directors with each term expiring at the 2014 Annual Meeting. The authorized number of directors is presently fixed at eight. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Rodney L. Bingham, Marcus J. George, Richard E. Goodrich, Kevin J. McGinty, John T. Nesser, III, Michael W. Press, Stephen A. Snider and Charles A. Sorrentino for re-election at the 2014 Annual Meeting. Each of the directors elected at the 2014 Annual Meeting will serve a one-year term expiring at the 2015 annual meeting of stockholders (the "2015 Annual Meeting").

Name	Position	Age as of the 2014 Annual Meeting	Director Since
Rodney L. Bingham	Director, President and Chief Executive Officer	63	2009
Marcus J. George	Director	44	2010
Richard E. Goodrich	Director	70	2010
Kevin J. McGinty	Director	65	2012
John T. Nesser, III	Director	65	2012
Michael W. Press	Director	67	2011
Stephen A. Snider	Director	66	2011
Charles A. Sorrentino	Chairman of the Board	69	2010
Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve at the time of the 2014 Annual Meeting, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee, unless instructions are given to the contrary.
The biographies below describe the skills, qualifications, attributes and experience of each of the nominees that led the Board to determine that it is appropriate to nominate each director.
Rodney L. Bingham has served as President and Chief Executive Officer of the Company and a director since 2009. He joined Thermon in April 1971 and has over 40 years of experience in various senior management roles within the Company. Under Mr. Bingham’s leadership, the Company completed its initial public offering of common stock ("IPO") in May 2011. Mr. Bingham has been instrumental in the development and introduction of several key heat tracing products which advanced the state of the industry, including the first parallel resistance, cut-to-length heating cables and the first pipe-mounted power termination assemblies in the industry. Mr. Bingham has been involved in the Institute of Electrical and Electronics Engineers ("IEEE") since 1974 and has been a member of the Petroleum and Chemical Industry Committee within the IEEE for over 15 years. He also served on the Power Engineering Society Working Group for the Development of Heat Tracing Standards (IEEE 622). Among other qualifications, Mr. Bingham brings to the Board extensive executive leadership experience in the heat tracing industry and an invaluable, in-depth knowledge of the Company and our industry, operations and business plans.
Marcus J. George has served as a director since April 2010. Mr. George is a partner at the private equity firm CHS Capital LLC ("CHS"), formerly one of our private equity sponsors and significant stockholders. He joined CHS in 1997 and was promoted to partner in 2007. He is also a partner at Shorehill Capital, LLC, a private equity firm focused on control investments in middle market industrial and distribution companies. Prior to joining CHS, Mr. George was employed by Heller Financial, Inc. in the Corporate Finance Group. He was also an associate at KPMG LLP from 1991 to 1993. Mr. George holds a B.B.A. from the University of Notre Dame and an M.B.A. from the University of Chicago. Mr. George also serves on the board of directors of GSE Holding, Inc. ("GSE") and Dura-Line Holdings, Inc. and has served as a director of Waddington North America, Inc. and KB Alloys, LLC. In May 2014, in connection with a restructuring support agreement entered into with its lenders, GSE voluntarily filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code, and the bankruptcy proceeding is currently ongoing in the Bankruptcy Court for the District of Delaware.We believe that Mr. George's substantial experience in private equity investments focused on infrastructure and industrial products and financial and capital markets matters bring important and valuable skills to the Board.

Richard E. Goodrich has served as a director since April 2010. He is a retired executive vice president and chief financial officer of Chicago Bridge & Iron Company N.V. (NYSE:CBI), an engineering, procurement and construction company that provides services to customers in the chemicals and energy industries. Prior to retiring, he served as executive vice president and chief financial officer of CBI from 2001 to 2005 and as acting chief financial officer until June 2006. Mr. Goodrich also serves as a director of Chart Industries, Inc. (NASDAQ:GTLS) and GSE. In May 2014, in connection with a restructuring support agreement entered into with its lenders, GSE voluntarily filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code, and the bankruptcy proceeding is currently ongoing in the Bankruptcy Court for the District of Delaware. He is a Certified Public Accountant having been certified in the District of Columbia in November 1970. Mr. Goodrich brings to the Board financial and strategic expertise and the experience and international operations insight of a chief financial officer of a large multinational company.
Kevin J. McGinty has served as a director since June 2012. He is a senior advisor of Peppertree Capital Management, Inc. ("Peppertree"), a private equity fund management firm. Prior to founding Peppertree in January 2000, Mr. McGinty served as a Managing Director of Primus Venture Partners from 1990 to December 1999. In both organizations Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an executive vice president. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his M.B.A. in finance from Cleveland State University. Mr. McGinty has over 40 years of experience in the banking and private equity industries, including 20 years as an officer of a bank and 20 years serving in the role of managing director for a variety of private equity firms. Mr. McGinty serves as a director and chairman of the board of directors of Marlin Business Services, Inc. (NASDAQ:MRLN), a leasing company serving small and mid-sized businesses. He has 25 years of past service as a director of privately held companies. Mr. McGinty has also had leadership positions with various cultural and community organizations. The Board views Mr. McGinty’s independence, his banking experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience.
John T. Nesser, III has served as a director since June 2012. Since July 2013, Mr. Nesser has served as the co-founder, manager, co-chief executive officer and director of All Coast, LLC ("All Coast"). Following its acquisition of Hercules Offshore Domestic Liftboat Fleet in July 2013, All Coast owns and operates the largest fleet of liftboats for the offshore oil and gas market in the Gulf of Mexico. Mr. Nesser retired as executive vice president and chief operating officer of McDermott International, Inc. (NYSE:MDR) ("McDermott") in 2011. He joined McDermott, a global engineering, procurement, construction and installation company with a focus on the energy industry, as associate general counsel in 1998 and spent over 10 years in various senior management roles, including as general counsel, chief administrative officer and chief legal officer. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985. Mr. Nesser has served as a director of Layne Christensen Company (NASDAQ:LAYN) since August 2013 and is currently the chair of its compensation committee. Mr. Nesser also served as a director of Seahawk Drilling Incorporated ("Seahawk") from August 2009 to October 2011. In February 2011, Seahawk announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits following the April 2010 oil spill in the Gulf of Mexico and other factors. Mr. Nesser holds a B.S. in Business Administration, majoring in finance and a J.D. from Louisiana State University. Mr. Nesser is a member of the Texas and Louisiana Bar Associations and is also a member of the Louisiana State University Law Center Board of Trustees. We believe that Mr. Nesser’s significant prior experience in the roles of chief operating officer and general counsel and his legal and operational backgrounds make a significant contribution to the Board’s mix of backgrounds and skills and qualify him to be a director.
Michael W. Press has served as a director since the completion of the Company's IPO in May 2011. He is a retired chief executive officer of KBC Advanced Technologies PLC (LSE:KBC), a publicly traded international petroleum and petrochemicals consulting and software firm, a position he held from 1997 to 2001. Since 2001, Mr. Press has served on various boards of directors and worked with a number of private equity backed companies in the United States, Europe and Asia, often in preparation for a public listing or sale. He has served on the board of directors of Chart Industries, Inc. (NASDAQ: GTLS) since 2006 and is currently its lead independent director, a member of its audit committee and chairman of its nominations and corporate governance committee. He has served on the board of directors of Lamprell plc (LSE: LAM), a provider of diversified engineering and contracting services to the onshore and offshore oil & gas and renewable energy industries, since 2013 and is currently its senior independent director and chairman of the remuneration committee. Mr. Press previously served as a director and senior independent director of Petrofac, Ltd. (LSE:PFC) from 2002 to 2010 and as a director for RigNet, Inc. (NASDAQ:RNET) from 2008 to 2009. He holds a B.S. from Colorado College, an M.S. from Columbia University and an Advanced Management Program degree from Stanford University. Mr. Press brings to the Board substantial experience as a director and executive officer of publicly held companies and over 30 years of international energy industry experience, including senior executive positions at The Standard Oil Company, British Petroleum plc, BP America

and Amerada Hess Corporation. He also has significant manufacturing, operations, finance, corporate governance and corporate development experience.
Stephen A. Snider has served as a director since June 2011. Mr. Snider is a retired chief executive officer and director of Exterran Holdings, Inc. (NYSE:EXH), a global natural gas compression services company, from August 2007 to June 2009, and was Chief Executive Officer and Chairman of the general partner of Exterran Partners, L.P. (NASDAQ:EXLP), a domestic natural gas contract compression services business, from August 2007 to June 2009. Both companies are publicly traded and headquartered in Houston, Texas. Prior to that, Mr. Snider was President, Chief Executive Officer and director of Universal Compression Holdings Inc. ("Universal"), a supplier of equipment used to ship natural gas through pipelines, from 1998 until Universal merged with Hanover Compressor Company in 2007 to form Exterran Corporation. Mr. Snider has over 30 years of experience in senior management of operating companies, and also serves as a director of Energen Corporation (NYSE:EGN) and Dresser-Rand Group Inc. (NYSE:DRC). Mr. Snider also served as a director of Seahawk from August 2009 to February 2011. In February 2011, Seahawk announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits following the April 2010 oil spill in the Gulf of Mexico and other factors. Mr. Snider holds a B.S. in Civil Engineering from the University of Detroit and a M.B.A. from the University of Colorado at Denver. Mr. Snider brings to the Board leadership experience, including as a public company chief executive officer, and extensive experience in the energy industry, including approximately 25 years dedicated to natural gas compression and processing.
Charles A. Sorrentino has served as a director since April 2010 and as our independent Chairman of the Board since the completion of our IPO in May 2011. Mr. Sorrentino is the President and Chief Executive Officer of GSE, a position he was first appointed to on an interim basis in July 2013 and then on a permanent basis in November 2013. GSE is a global provider of engineered geosynthetic containment solutions for environmental protection and confinement applications. Mr. Sorrentino has also served as a director of GSE since June 2011. In May 2014, in connection with a restructuring support agreement entered into with its lenders, GSE voluntarily filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code, and the bankruptcy proceeding is currently ongoing in the Bankruptcy Court for the District of Delaware. Prior to joining GSE, Mr. Sorrentino was President and Chief Executive Officer of Houston Wire & Cable Co. (NASDAQ:HWCC), a leading provider of wire and cable and related service from 1998 until his retirement in 2011. Prior to joining Houston Wire & Cable Co., he served as President of Pameco Corporation ("Pameco") (NYSE:PCN), a national heating, ventilation, air conditioning and refrigeration distributor, from 1994 to 1998. Pameco was a $600 million distributor that was listed on the NYSE following an IPO in 1997 and was later merged into a larger company. Mr. Sorrentino also served with PepsiCo, Inc. (NYSE:PEP) for nine years. During this time, he held a variety of positions, including Subsidiary President, Division Vice President and Region Vice President. After completing college, he served twelve years with United Technologies (Sundstrand Corporation) (NYSE:UTX), a manufacturer of industrial, heating and air conditioning components in a variety of engineering, sales, marketing and executive management functions. Mr. Sorrentino earned a B.S. in Mechanical Engineering from Southern Illinois University and an M.B.A. from the University of Chicago. He also served in the United States Marine Corps. Mr. Sorrentino has served as an executive of several large manufacturing companies and brings a diversity of both public and privately held company managerial experience to the Board.
Executive Officers
The following table and biographies set forth certain information about our executive officers. Information pertaining to Mr. Bingham, who is both a director and an executive officer of the Company, may be found in the section above entitled "Directors." Throughout this Proxy Statement, we refer to Messrs. Bingham, Alexander, Peterson and van der Salm collectively as our "Named Executive Officers."

Name	Title	Age as of the 2014 Annual Meeting
George P. Alexander	Executive Vice President, Global Sales	63
Jay C. Peterson	Chief Financial Officer; Senior Vice President, Finance; Secretary	57
Johannes (René) van der Salm	Senior Vice President, Global Operations	50
George P. Alexander joined Thermon in August 1971 working in the production department. He then spent time in various senior management roles before accepting the role of Senior Vice President, Eastern Hemisphere in 2005. Mr. Alexander assumed responsibility for the Company’s global sales and marketing efforts in his current role as Executive

Vice President, Global Sales in 2011. During Mr. Alexander’s tenure with the Company, he established the Company as the primary supplier for heat tracing systems to the nuclear power generation industry and co-authored IEEE 622 "IEEE Recommended Practice for the Design and Installation of Electric Pipe Heating Systems for Nuclear Power Generating Stations" published in 1979. Mr. Alexander initiated the formation of Thermon’s Customer Advisory Council. This Council consists of twelve representatives of major corporations from the refining and chemical industries. They, along with the Company’s Distributor Council, provide management with essential feedback regarding current and future industry practices and needs. Mr. Alexander holds a B.S. in Mathematics from Texas State University.
Jay C. Peterson joined Thermon in July 2010 as Chief Financial Officer. Prior to joining Thermon, Mr. Peterson held positions as Chief Financial Officer, Vice President of Finance, Senior Director of Finance, Secretary and Treasurer at Asure Software, Inc. (NASDAQ:ASUR) (formerly Forgent Networks, Inc.) ("Forgent"). Mr. Peterson started with Forgent in 1995 and was named Chief Financial Officer in 2001. Before joining Forgent, Mr. Peterson was Assistant Controller in Dell Computer Corporation’s $1 billion Direct division. He also spent 11 years in various financial management positions with IBM Corporation (NYSE:IBM). Mr. Peterson holds a B.A. and an M.B.A. from the University of Wisconsin.
Johannes (René) van der Salm joined Thermon in October 2001 as European Logistics Manager based in the Company's European headquarters in Pijnacker, the Netherlands. In 2006, Mr. van der Salm was promoted to Vice President, Manufacturing and Logistics. During that period, he divided his time between the United States and European operations. In 2007, Mr. van der Salm relocated to the United States and was promoted to Senior Vice President, Operations. He was instrumental in the global implementation of the Company’s enterprise resource planning software. In 2011, Mr. van der Salm was promoted to Senior Vice President, Global Operations. Mr. van der Salm holds a B.S. in Mechanical Engineering from Amsterdam Technical University. After fulfilling his military service, he worked as sales engineer, project manager and production manager in supplying the petrochemical industry prior to joining Thermon.

CORPORATE GOVERNANCE
The Board oversees the Company’s Chief Executive Officer and other senior management in the competent and ethical operation of the Company and works to assure that the long-term interests of the stockholders are being served. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, both available on the Company’s website at http://ir.thermon.com/governance.cfm. Stockholders can also obtain a free copy by writing to the Director of Investor Relations, Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666.
In January 2014, we adopted revisions to our Corporate Governance Guidelines that require any incumbent director who receives a greater number of votes "withheld" than votes "for" in an uncontested election to promptly submit a written offer of resignation to the Nominating and Corporate Governance Committee, who will review and evaluate the offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within 90 days after the election results for the 2014 Annual Meeting are certified.
During Fiscal 2014, the full Board met six times. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director); (ii) the total number of subcommittee meetings of the Board or one of its committees on which such person served; and (iii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served) during Fiscal 2014.
There are no family relationships between any director, executive officer or person nominated by the Board to become a director or executive officer.
Board Composition
The composition of our Board is currently balanced among six independent directors, a director affiliated with our former private equity sponsor and a management director. The balance is important to us for several reasons, including:

•
Each of our independent directors contributes an outside point of view that we value for providing multiple perspectives to the Board’s oversight and direction of the Company and facilitating objectivity in its decision-making process.

•	Mr. George has extensive corporate development experience with companies operating in industrial and energy-related areas as well as financial and capital markets matters.

•	Mr. Bingham, who has been with the Company for over 40 years, brings to the Board an invaluable, in-depth knowledge of the Company and our industry, operations and business plans.

Director Independence
The Board reviews the independence of each director annually. In determining the independence of our directors, the Board considered Section 303A of the NYSE rules, applicable SEC rules as well as all relevant facts and circumstances, including, among other things, the types and amounts of commercial dealings between the Company and companies and organizations with which the directors are affiliated. Based on the foregoing criteria, the Board has affirmatively determined that Messrs. Goodrich, McGinty, Nesser, Press, Snider and Sorrentino are independent. The Board's three standing committees, (Audit, Compensation and Nominating and Corporate Governance) were comprised solely of independent directors during Fiscal 2014.
Mr. Press serves as a director of Lamprell, a provider of diversified engineering and contracting services to the onshore and offshore oil & gas and renewable energy industries. The Company enters into commercial dealings with Lamprell, primarily in the form of sales agreements. The Company considers these to be arms-length transactions entered into in the ordinary course of business and estimates that the aggregate dollar value of the transactions is less than $500,000 per year. The Board reviewed the commercial agreements between the Company and Lamprell and determined that the agreements did not affect Mr. Press' status as an independent director of the Company or as an independent member of the Audit and Compensation Committees.
There were no other transactions, relationships or arrangements with respect to any independent director that required review by our Board for purposes of determining director independence and the Board found that none of the independent directors had a material or other disqualifying relationship with the Company.
Mr. Bingham, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. Mr. George is not an independent director by virtue of his relationship with CHS, formerly one of our private equity sponsors and significant stockholders.
Board Leadership Structure and Executive Sessions
In connection with the completion of our IPO on May 10, 2011, the Board appointed Mr. Sorrentino as independent Chairman of the Board ("Chairman"). The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders and the Company’s overall corporate governance. The Board also believes that the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leverage the experience and perspectives of the Chairman. The Board, however, periodically reviews the leadership structure and may make changes in the future.
In accordance with the listing standards of the NYSE and our Corporate Governance Guidelines, the non-employee directors meet in regularly scheduled executive sessions, generally following each quarterly Board meeting. At least one executive session per year is limited to independent directors as defined under the NYSE rules. The executive sessions are chaired by the Chairman.

Committees of the Board
The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The members of each committee are identified in the table below:

Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard E. Goodrich	Chair	Member	—
Kevin J. McGinty	Member	Member	—
John T. Nesser, III	Member	—	Member
Michael W. Press	—	Member	Chair
Stephen A. Snider	—	Chair	Member
Charles A. Sorrentino	Member	—	Member
The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate under written charters adopted by the Board. These charters, as well as our Code of Business Conduct and Ethics and our Corporate Governance Guidelines, are posted and available on the Company’s website at http://ir.thermon.com/governance.cfm.
The Audit Committee has responsibility for, among other things, reviewing our financial reporting and other internal control processes, our financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics. The Board has determined that each of Messrs. Goodrich, McGinty, Nesser and Sorrentino is financially literate and qualified to address any issues that are likely to come before the Audit Committee, including the evaluation of our financial statements and supervision of our independent auditors, and meets the additional criteria for independence of audit committee members under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules of the NYSE. The Board has determined that Mr. Goodrich qualifies as an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K based on his education and experience in his respective fields. The Audit Committee met five times during Fiscal 2014.
The Compensation Committee has responsibility for, among other things, reviewing and recommending policies relating to compensation and benefits of our executive officers, including: reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers; evaluating the performance of these officers in light of those goals and objectives; and setting compensation of these officers based on such evaluations. The Compensation Committee may delegate its authority to one or more subcommittees of the Compensation Committee. The Compensation Committee also oversees our equity and incentive-based plans and administers the issuance of stock options, restricted stock, performance units and other awards under these stock plans. The Compensation Committee also reviews and evaluates the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter, and prepares any report required under SEC rules. The report of the Compensation Committee is included in this Proxy Statement. The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee, at present, engages an outside consultant on a regular basis to advise the Compensation Committee on the Company's compensation practices. The Board has determined that each of Messrs. Goodrich, McGinty, Press and Snider is independent under the heightened independence standards applicable to Compensation Committee members under the NYSE rules and Rule 10C-1 under the Exchange Act. In addition, each member of the Compensation Committee also meets the definitions of "outside director" under Section 162(m) of the Internal Revenue Code and "non-employee director" under Rule 16b-3 under the Exchange Act. The Compensation Committee met four times during Fiscal 2014.
The Nominating and Corporate Governance Committee has responsibility for, among other things, identifying, evaluating and recommending nominees for appointment or election as directors, developing and recommending a set of corporate governance guidelines, considering and approving director compensation and overseeing the evaluation of our Board and its committees. The Board has determined that each of Messrs. Nesser, Press, Snider and Sorrentino is independent under the rules of the NYSE. The Nominating and Corporate Governance Committee met four times during Fiscal 2014.

Director Qualifications
The Nominating and Corporate Governance Committee has not established specific minimum education, experience or skill requirements for potential board or committee members, but, in general, nominees will be selected on the basis of their experience, background, judgment, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. We expect that qualified candidates will have high-level managerial experience in a complex and global organization and will be able to represent the interests of the stockholders as a whole and not just certain special interest groups or constituencies. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent stockholder interests through sound judgment. The Nominating and Corporate Governance Committee also values work ethic, leadership, problem-solving skills and diversity in selecting nominees to serve on the Board and is committed to actively seeking out highly qualified individuals to contribute to the diversity of the pool from which Board nominees are chosen. When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance.
Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity, it construes diversity to mean a variety of opinions, perspectives, expertise, personal and professional experiences and backgrounds (including gender, race and ethnicity), as well as other differentiating characteristics. Our Board and each of the committees of the Board engage in an annual self-evaluation that includes an evaluation of diversity as well as overall effectiveness. The Nominating and Corporate Governance Committee may (but is not required to) identify nominees based upon suggestions by directors, management, outside consultants, including third party search firms, and stockholders. Before considering any nominee, the Nominating and Corporate Governance Committee makes a preliminary determination as to the need for additional members of the Board. If a need is identified, members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified for further consideration, members of the Nominating and Corporate Governance Committee, as well as other members of the Board and management, as appropriate, interview the nominee. After completing this evaluation, the Nominating and Corporate Governance Committee makes a recommendation and refers the nominee to the full Board for consideration. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates to serve as directors in accordance with the advance notice and other procedures contained in our Bylaws.
Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, one of its committees or with an individual director regarding matters related to the Company should send the communication, with a request to forward the communication to the intended recipient or recipients, to:

Thermon Group Holdings, Inc.
Attention: General Counsel
100 Thermon Drive
San Marcos, Texas 78666

We will forward all stockholder correspondence, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Further, we will not forward any abusive, threatening or otherwise inappropriate materials.
Attendance of Directors at the Annual Meeting of Stockholders
Directors are strongly encouraged to attend the Company's annual meeting of stockholders unless extenuating circumstances prevent them from attending, although the Company has no formal, written policy requiring such attendance. All of the Company's directors attended the 2013 annual meeting of stockholders (the "2013 Annual Meeting").

Board Oversight of Risk Management
The Board believes that evaluating how senior management manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management and risks related to financial reporting and internal controls. The Audit Committee makes periodic updates to the Board regarding the risks inherent to the business of the Company, including the identification, assessment, management and monitoring of those risks, and risk management decisions, practices and activities of the Company.
While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating and Corporate Governance Committee reviews legal and regulatory compliance risks as they relate to corporate governance structures and processes, and the Compensation Committee reviews risks related to compensation matters. The committee chairs periodically apprise the Board of significant risks and management’s response to those risks. While the Board and its committees oversee risk management strategy, senior management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.
With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Short-term incentive opportunities are generally capped and are tied to overall corporate performance. The compensation provided to the executive officers in the form of long-term equity awards helps further align executives’ interests with those of the Company’s stockholders.
The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual short-term and long-term equity incentives provide an effective and appropriate mix of incentives to help ensure that the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are discretionary and management has the authority to reduce bonus payments (or pay no bonus) based on individual or Company performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of our executive officers, the Company intends to award a portion of the compensation of certain of its key employees in the form of equity awards that help further align the interests of employees with those of stockholders.
Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers against liabilities actually and reasonably incurred in such capacities, including attorneys’ fees, judgments, fines and amounts paid in settlement, with respect to any matter in which the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that we shall indemnify our directors and officers to the fullest extent authorized by the DGCL. Our Certificate of Incorporation provides that this right to indemnification is a contract right, and we may, from time to time, and in the ordinary course of business, enter into contracts under which our directors and officers are provided with such rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts. We have entered into indemnification agreements with each of our directors and certain officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of his status or service as a director or officer (other than liabilities arising from willful misconduct of a culpable nature).
Our Bylaws further provide that we shall indemnify and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any and all liability and loss (including judgments, fines, penalties and amounts paid in settlement) suffered or incurred and expenses reasonably incurred by such person; provided, however, that we shall not be required to indemnify a person in connection with any action, suit or proceeding that is initiated by such person unless such action, suit or proceeding was authorized by our Board.
Our Certificate of Incorporation also eliminates the personal liability of our directors to the fullest extent permitted by Section 102 of the DGCL, which provides that a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 does not, however, permit a corporation to eliminate or limit liability for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit.
We have purchased liability insurance covering our directors and officers and certain other management personnel.
Compensation Committee Interlocks and Insider Participation
In Fiscal 2014, our Compensation Committee consisted of Stephen A. Snider (Chair), Richard E. Goodrich, Kevin J. McGinty and Michael W. Press. None of Messrs. Snider, Goodrich, McGinty or Press is or has been an employee or officer of the Company. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more of its executive officers serving as a member of our Board.

FISCAL 2014 DIRECTOR COMPENSATION
The Board determines the form and amount of non-employee director compensation after its review of recommendations made by the Nominating and Corporate Governance Committee. We do not pay Mr. Bingham any additional compensation for his service as a director.
At the beginning of Fiscal 2014, our non-employee director compensation program was as follows: (i) an annual cash retainer fee for serving as a member of the Board of $35,000; (ii) an annual cash retainer fee for serving as the chair of the Audit Committee of $10,000; (iii) an annual cash retainer fee for serving as the chair of the Compensation Committee of $7,500; (iv) an annual cash retainer fee for serving as the chair of the Nominating and Corporate Governance Committee of $7,500; (v) an additional annual cash retainer for serving as the independent Chairman of the Board of $52,500; and (vi) an annual equity grant with a grant date fair value equal to approximately $45,000 in the form of a restricted stock award, subject to a one-year vesting period. Non-employee directors also receive: (i) $1,500 per meeting for attendance at in-person meetings of the Board and $750 per meeting for participation in telephonic meetings of the Board; and (ii) $1,000 per meeting for attendance at in-person meetings of the committees of the Board and $500 per meeting for participation in telephonic committee meetings and committee meetings held in connection with Board meetings. Other than the committee chairs, directors do not receive an additional retainer for serving as a committee member. All retainers are paid in quarterly installments in advance. Meeting attendance fees are paid quarterly in arrears.
In Fiscal 2014, the Nominating and Corporate Governance Committee completed a review of the non-employee director compensation program. The review included a comparison between the Company's director compensation program and the director compensation programs of the peer companies included in the Fiscal 2014 Compensation Peer Group (as defined in the section entitled "Fiscal 2014 Executive Compensation—Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives"). Following this review, the Nominating and Corporate Governance Committee recommended to the Board that the annual equity grant should be increased from $45,000 per year to $50,000 per year. The Board subsequently approved this change. No additional changes were made to the director compensation program during Fiscal 2014.
The following table provides information regarding the compensation of our non-employee directors for Fiscal 2014. The compensation paid to Mr. Bingham is presented below under the section entitled "Fiscal 2014 Executive Compensation." Mr. Bingham did not receive any additional compensation for his service as a member of the Board.

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)	Total ($)
Marcus J. George	41,750	49,984	91,734
Richard E. Goodrich	59,250	49,984	109,234
Kevin J. McGinty	48,500	49,984	98,484
John T. Nesser, III	48,750	49,984	98,734
Michael W. Press	55,250	49,984	105,234
Stephen A. Snider	54,500	49,984	104,484
Charles A. Sorrentino (2)	100,250	49,984	150,234

(1)
On August 1, 2013, the Nominating and Corporate Governance Committee approved the issuance of the annual equity grant to each of Messrs. George, Goodrich, McGinty, Nesser, Press, Snider and Sorrentino, in the form of a Restricted Stock Award ("RSA") equal to 2,488 shares of the Company’s common stock, subject to a one-year vesting requirement. The number of shares subject to the RSA was determined by dividing $50,000 by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share). The per-share closing price on August 1, 2013 was $20.09.

The following table presents the number of outstanding and unexercised option awards and unvested RSAs held by each director as of March 31, 2014:

Name	Number of Shares Subject to Outstanding Options	Number of Unvested RSAs
Marcus J. George	—	2,488
Richard E. Goodrich	—	2,488
Kevin J. McGinty	—	2,488
John T. Nesser, III	—	2,488
Michael W. Press	—	2,488
Stephen A. Snider	—	2,488
Charles A. Sorrentino	16,358	2,488

(2)	The fees received by Mr. Sorrentino include an additional retainer of $52,500 for his service as independent Chairman of the Board.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board currently consists of eight directors with each term expiring at the 2014 Annual Meeting. The authorized number of directors is presently fixed at eight.
Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Rodney L. Bingham, Marcus J. George, Richard E. Goodrich, Kevin J. McGinty, John T. Nesser, III, Michael W. Press, Stephen A. Snider and Charles A. Sorrentino for re-election at the 2014 Annual Meeting to serve a one-year term expiring at the 2015 Annual Meeting.
Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.
The Board unanimously recommends that stockholders vote "FOR" the election of Messrs. Bingham, George, Goodrich, McGinty, Nesser, Press, Snider and Sorrentino.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board has adopted a Statement of Policy Regarding Transactions with Related Parties, which requires that each director and executive officer promptly advise the chairman of the Audit Committee of any Related Person Transaction, as defined therein, of which he or she becomes aware in which we are to be a participant, the amount involved exceeds $120,000 and the applicable Related Person had or will have a direct or indirect material interest, and all material facts with respect thereto. The Audit Committee (or, if determined by the Audit Committee as advisable, the disinterested members of our Board) shall then consider such Related Person Transaction for approval or ratification.
In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of our Board, as the case may be, shall consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

•	the size of the transaction and the amount payable to a Related Person;

•	the nature of the interest of the Related Person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

No Related Person Transaction will be consummated without the approval or ratification of the Audit Committee or the disinterested members of the Board as described above. It is our policy that no director shall participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person.
Related Party Transactions
CHS Transactions
On April 30, 2010, an investor group led by entities affiliated with certain of our former private equity sponsors acquired a controlling interest in us (the "CHS Transactions") from our predecessor, Thermon Holdings, LLC. Pursuant to the stock purchase agreement governing the CHS Transactions, we are required to pay to Thermon Holdings, LLC, within 30 days after each calendar quarter following the closing of the CHS Transactions, the net amount of cash released to us during such quarterly period that, as of April 30, 2010, had been posted or otherwise used to secure our performance bonds, bank guarantees, letters of credit or similar obligations. On July 31, 2013, we made a restricted cash payment in the amount of $95,151 to Thermon Holdings, LLC for the quarter ended June 30, 2013. We currently estimate the aggregate amount of the remaining restricted cash payments will be approximately $567,117. In addition, we made an income tax refund payment in the amount of $1,959,957 to Thermon Holdings, LLC on December 23, 2013. We believe that the amounts paid to Thermon Holdings, LLC in respect of the restricted cash payment obligation or income tax refund will be subsequently distributed on a pro-rata basis to the equity holders of Thermon Holdings, LLC, including Messrs. Bingham, Alexander and van der Salm. For additional information please see Note 10 to the consolidated financial statements included in our 2014 Annual Report.
Manager Equity Agreements
We have entered into manager equity agreements with certain of our current and former executive officers and employees (collectively, the "management investors") which set forth additional provisions relating to the ownership of our securities. Pursuant to the manager equity agreements, each management investor will maintain the confidentiality of our confidential or proprietary information obtained as a result of such management investor’s employment and is subject to non-competition and non-solicitation covenants during employment and for a period of two years thereafter. Upon the termination of a management investor’s employment for cause, we will have the option to repurchase certain of such management investor’s securities at the lower of cost or the fair market value (as determined in good faith by our Board) of such securities. Messrs. Bingham, Alexander and van der Salm are among the management investors who are party to manager equity agreements.

Piggyback Registration Rights
Our former private equity sponsors and certain of our current and former executive officers, employees and directors are parties to an amended and restated securityholder agreement, as further amended (the "Securityholder Agreement"), that that provides for certain "piggyback" registration rights. If, at any time, we determine to file a registration statement with the SEC covering any shares of our common stock, other than shares of common stock or other securities that are issuable in an offering to our officers or employees pursuant to an employee benefit plan or in connection with the acquisition of a business, each securityholder party to the Securityholder Agreement will have the right to request that we include their shares of common stock in any such registration statement, subject to specified limitations. We are required to pay the expenses associated with preparing and filing any registration statement in connection with the above piggyback registrations, other than any underwriting discounts and commissions applicable to the sale of shares.
Corporate Opportunity
Our Certificate of Incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time presented to our former private equity sponsors or any of their respective affiliates (other than us and our subsidiaries), subsidiaries, officers, directors, agents, stockholders, members, partners and employees and that may be a business opportunity for such former private equity sponsor, even if the opportunity is one that we or our subsidiaries might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. None of our former private equity sponsors has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.
Indemnification of Officers and Directors
We have entered into indemnification agreements with each of our directors and certain officers, including all of our Named Executive Officers. The indemnification agreements and indemnification provisions included in our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For further information, see "Corporate Governance—Indemnification of Directors and Officers."
Other Compensation
Sarah Alexander, daughter of George Alexander, our Executive Vice President, Global Sales, is employed as our Corporate Counsel and Director of Investor Relations. During Fiscal 2014, Ms. Alexander received compensation including a base salary of $91,869, bonuses totaling $18,081 and $3,691 in other employee benefits (including company contributions to her 401(k) account and group life insurance benefits). On June 17, 2013, Ms. Alexander was granted a restricted stock unit award of 1,000 shares with a grant date fair value of $20,700 under the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan, which will vest in equal annual installments over five years. In addition, on August 1, 2013, Ms. Alexander was granted a restricted stock unit award of 996 shares with a grant date fair value of $20,010 under the Amended and Restated Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan, which will vest in equal annual installments over three years.

AUDIT COMMITTEE REPORT
The Audit Committee's primary responsibilities include assisting the Board in its oversight of the Company’s financial reporting process, appointing the independent registered public accounting firm and reviewing the services performed by the independent registered public accounting firm. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the Company's financial statements.
In performing its oversight responsibility, the Audit Committee has:

•	reviewed and discussed the audited year-end financial statements with management, which has primary responsibility for the financial statements;

•
discussed with KPMG LLP, the Company’s independent registered public accounting firm for Fiscal 2014, the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T; and

•
received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning independence and discussed with KPMG LLP its independence.

The Audit Committee also discussed with the auditors matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Audit Committee recommended to the Board inclusion of the audited year-end financial statements in the 2014 Annual Report.

Submitted by the Audit Committee of the Board of Directors
Richard E. Goodrich (Chair)
Kevin J. McGinty
John T. Nesser, III
Charles A. Sorrentino

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On June 14, 2013, following a comprehensive, competitive bid process undertaken by the Audit Committee, the Audit Committee approved the engagement of KPMG LLP ("KPMG") to serve as our independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2014. The Audit Committee has approved the engagement of KPMG to serve as our independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2015 and our Board recommends that stockholders ratify this appointment. If our stockholders do not ratify this appointment the Audit Committee may reconsider it. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Ernst & Young LLP ("E&Y") was engaged to audit our consolidated financial statements for Fiscal 2012 and Fiscal 2013 and was notified on June 14, 2013 that it would not be retained as our independent registered public accounting firm for Fiscal 2014.
E&Y's report on the consolidated financial statements of Thermon and its subsidiaries as of and for Fiscal 2012 noted that (i) E&Y did not audit the 2010 financial statements of Thermon Canada Inc., Thermon Australia, PTY., LTD, and Thermon Heat Tracing & Engineering (Shanghai) Co., Ltd., all wholly owned subsidiaries of Thermon; (ii) those financial statements were audited by other auditors whose reports had been furnished to E&Y; (iii) E&Y's opinion on the consolidated financial statements of Thermon and its subsidiaries as of and for Fiscal 2012, insofar as it related to the amounts included for Thermon Canada Inc., Thermon Australia, PTY., LTD (each of which are before certain adjustments to conform to U.S. generally accepted accounting principles), and Thermon Heat Tracing & Engineering (Shanghai) Co., Ltd., was based solely on the reports of such other auditors; and (iv) E&Y audited significant differences from Canadian generally accepted accounting principles and Australian generally accepted accounting principles to U.S. generally accepted accounting principles for 2010 related to Thermon Canada Inc. and Thermon Australia, PTY., LTD, respectively, reflected in Note 18 to our consolidated financial statements for Fiscal 2012 filed in our Annual Report on Form 10-K as filed with the SEC on June 8, 2012.
Except as described in the immediately preceding paragraph, the audit reports of E&Y on the consolidated financial statements of Thermon and its subsidiaries as of and for Fiscal 2013 and Fiscal 2012 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
The audit report of E&Y on the effectiveness of internal control over financial reporting as of Fiscal 2013 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.
During Fiscal 2012, Fiscal 2013 and the subsequent interim period through June 14, 2013, (i) there were no "disagreements" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Thermon and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the subject matter of any such disagreement in connection with its reports for such fiscal years and interim period, and (ii) there were no "reportable events" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
During Fiscal 2012, Fiscal 2013 and the subsequent interim period through June 14, 2013, neither Thermon or anyone acting on Thermon's behalf consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Thermon's consolidated financial statements, in any case where either a written report or oral advice was provided to Thermon by KPMG that KPMG concluded was an important factor considered by Thermon in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a "disagreement" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
In connection with filing a Current Report on Form 8-K with the SEC regarding the change in our independent registered public accounting firm, the Company provided E&Y with a copy of the disclosures in such Current Report and requested that E&Y furnish the Company with a letter addressed to the SEC stating whether or not E&Y agreed with the disclosures therein. A copy of E&Y's letter, dated June 17, 2013, is attached as Exhibit 16.1 to the Company's Current Report on Form 8-K filed with the SEC on June 17, 2013.
We expect that one or more representatives of KPMG will attend the 2014 Annual Meeting and will be given an opportunity to make a statement if he or she so desires. The representatives will also be available to respond to appropriate questions from stockholders.
The Board unanimously recommends that stockholders vote "FOR" the ratification of the Audit Committee's appointment of KPMG as our independent registered public accounting firm for Fiscal 2015.

AUDIT AND NON-AUDIT FEES
The following sets forth fees billed for the audit and other services provided by E&Y for Fiscal 2013 and KPMG for Fiscal 2014.

	KPMG	E&Y
	Year Ended March 31, 2014	Year Ended March 31, 2013
Audit Fees(1)	$815,549	$852,465
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	59,161
All Other Fees(4)	1,800	—
Total	$817,349	$911,626

(1)	Consists of fees and expenses for integrated audit of annual financial statements, reviews of the related quarterly financial statements, and reviews of documents filed with the SEC.

(2)	Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of financial statements that are not "Audit Fees."

(3)
Consists of fees and expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

(4)
Consists of fees and expenses for products and services that are not "Audit Fees," "Audit-Related Fees" or "Tax Fees." For Fiscal 2014, the amount included in "All Other Fees" represents the use of KPMG's online accounting research tool.

Pre-Approval Policies and Procedures
All services rendered by E&Y and KPMG were permissible under applicable laws and regulations, and were pre-approved by our Audit Committee. Pursuant to its charter, the primary purposes of our Audit Committee include the following: (i) to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; (ii) to pre-approve all audit and non-audit services, including tax services, to be provided, consistent with all applicable laws, to us by our external auditors; and (iii) to establish the fees and other compensation to be paid to our external auditors. The Audit Committee has reviewed the external auditors’ fees for audit and non-audit services for Fiscal 2014. The Audit Committee has also considered whether such non-audit services are compatible with maintaining the external auditors’ independence and has concluded that they are compatible at this time.
The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with that policy, the Audit Committee has given its pre-approval for the provision of all audit and review services to be performed by the independent registered public accounting firm for Fiscal 2015. All other services must be specifically pre-approved by the Audit Committee or by a member of the Audit Committee to whom the authority to pre-approve the provision of services has been delegated.
Furthermore, the Audit Committee will review the external auditors’ proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, will regularly review with the external auditors any problems or difficulties the auditors encountered in the course of their audit work and will, at least annually, use its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items): (i) the auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (iii) the independence of the external auditors; and (iv) the aggregate fees billed by our external auditors for each of the previous two fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of the Record Date, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director; (iii) each Named Executive Officer; and (iv) all directors and Named Executive Officers as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC, which generally provide that a person is the beneficial owner of securities if such person has or shares voting or investment power with respect to the securities or has the right to acquire such powers within 60 days. Shares issuable pursuant to stock options exercisable as of the Record Date or within 60 days thereafter and restricted stock units ("RSUs") that are scheduled to vest within 60 days of the Record Date are deemed outstanding for computing the percentage of the respective person or group holding such options but are not outstanding for computing the percentage of any other person or group. The percentage of beneficial ownership for the following table is based on 31,936,162 shares of common stock outstanding as of the Record Date, plus options exercisable and RSUs vesting on or within 60 days of the Record Date held by any executive officer or director included in the group for which percentage ownership has been calculated. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Unless otherwise indicated, the address for each listed stockholder is: c/o Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% Stockholders:
Neuberger Berman Group LLC(1)	2,533,231	7.9%
Eagle Asset Management, Inc.(2)	2,261,921	7.1%
Columbia Wanger Asset Management, LLC(3)	1,714,500	5.4%
The Vanguard Group, Inc.(4)	1,696,009	5.3%
Van Berkom & Associates Inc.(5)	1,595,516	5.0%

Executive Officers and Directors:
George P. Alexander(6)	205,941	*
Rodney L. Bingham(7)	113,798	*
Jay C. Peterson(8)	21,119	*
Johannes (René) van der Salm(9)	174,020	*
Marcus J. George(10)	7,779	*
Richard E. Goodrich	19,986	*
Kevin J. McGinty	4,579	*
John T. Nesser, III	4,579	*
Michael W. Press	8,363	*
Stephen A. Snider	10,363	*
Charles A. Sorrentino(11)	53,590	*
All executive officers and directors as a group(11 persons)(12)	628,401	2.0%

*	Less than 1% of our outstanding common stock.

(1)
According to a Schedule 13G amendment filed with the SEC on February 12, 2014, Neuberger Berman Group LLC reported beneficial ownership of an aggregate 2,533,231 shares, including shared voting power with certain affiliated entities over 2,528,931 shares beneficially owned and shared dispositive power with certain affiliated entities over all 2,533,231 shares beneficially owned. Neuberger Berman Group LLC lists its address as 605 Third Avenue, New York, NY 10158 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(2)
According to a Schedule 13G amendment filed with the SEC on January 16, 2014, Eagle Asset Management, Inc. reported beneficial ownership of an aggregate 2,261,921 shares, including sole voting and dispositive power over all shares beneficially owned. Eagle Asset Management, Inc. lists its address as 880 Carillon Parkway, Saint Petersburg, FL 33716 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(3)
According to a Schedule 13G amendment filed with the SEC on February 6, 2014, Columbia Wanger Asset Management, LLC reported beneficial ownership of an aggregate 1,714,500 shares, including sole voting power over 1,489,500 shares beneficially owned and sole dispositive power over all 1,714,500 shares beneficially owned. Columbia Wanger Asset Management LLC lists its address as 227 West Monroe Street, Suite 3000, Chicago, IL 60606 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(4)
According to a Schedule 13G filed with the SEC on February 12, 2014, The Vanguard Group, Inc. reported beneficial ownership of an aggregate 1,696,009 shares, including sole voting power over 38,626 shares beneficially owned, sole dispositive power over 1,660,383 shares beneficially owned and shared dispositive power with certain affiliated entities over 35,626 shares beneficially owned. The Vanguard Group, Inc. lists its address as 100 Vanguard Blvd, Malvem, PA 19355 in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(5)
According to a Schedule 13G filed with the SEC on April 21, 2014, Van Berkom & Associates Inc. reported beneficial ownership of an aggregate 1,595,516 shares, including sole voting and dispositive power over all shares beneficially owned. Van Berkom & Associates Inc. lists its address as 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8, in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(6)
Includes 42,252 shares owned by the Bridget Alexander Trust, which is for the benefit of spouse Bridget Alexander, 54,981 shares owned by the George Alexander Trust, which is for the benefit of George Alexander, 42,252 shares owned by spouse Bridget Alexander, 4,562 RSUs vesting on August 1, 2014, 4,647 RSUs vesting on August 2, 2014 and 2,000 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date. Excludes 13,733 unvested RSUs, 13,733 unvested performance units (measured at the target performance level) and 4,000 shares of common stock issuable upon the exercise of stock options that are not exercisable within 60 days of the Record Date.

(7)
Includes 91,917 shares owned by the R/S Bingham Family Limited Partnership, which is primarily owned by trusts that are for the benefit of Mr. Bingham's children, of which Mr. Bingham and his wife are the sole trustees as well as a limited liability company that is for the benefit of Mr. Bingham and his wife, of which Mr. Bingham is the general partner. Also includes 4,562 RSUs vesting on August 1, 2014, 4,647 RSUs vesting on August 2, 2014 and 2,000 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date. Excludes 13,733 unvested RSUs, 13,733 unvested performance units (measured at the target performance level) and 4,000 shares of common stock issuable upon the exercise of stock options that are not exercisable within 60 days of the Record Date.

(8)
Includes 9,882 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date, 2,696 RSUs vesting on August 1, 2014 and 2,711 RSUs vesting on August 2, 2014. Excludes 8,104 unvested RSUs, 8,104 unvested performance units (measured at the target performance level) and 2,000 shares of common stock issuable upon the exercise of stock options that are not exercisable within 60 days of the Record Date.

(9)
Includes 3,000 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date, 2,696 RSUs vesting on August 1, 2014 and 2,711 RSUs vesting on August 2, 2014. Excludes 8,104 unvested RSUs, 8,104 unvested performance units (measured at the target performance level) and 2,000 shares of common stock issuable upon the exercise of stock options that are not exercisable within 60 days of the Record Date.

(10)
Includes 50 shares owned by minor children sharing Mr. George’s household. Mr. George disclaims beneficial ownership of shares held by his minor children, except to the extent of a pecuniary interest therein.

(11)	Includes 16,358 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(12)
Includes 33,240 shares of our common stock issuable upon the exercise of stock options held by executive officers or directors that are exercisable within 60 days of the Record Date and 29,232 RSUs vesting within 60 days of the Record Date held by executive officers. Excludes 43,754 unvested RSUs and 43,754 unvested performance units (measured at the target performance level) held by executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.
Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were timely met during Fiscal 2014, except for the following reports, which were filed late: one Form 4 was filed for Mr. Alexander on April 15, 2013 with respect to the sale of 30,000 shares of our common stock on April 8, 2013; one Form 4 was filed for Mr. Peterson on April 30, 2013 with respect to the exercise and subsequent sale of the underlying shares of 500 stock options on April 25, 2013; one Form 4 was filed for Mr. van der Salm on each of July 26, 2013 and October 21, 2013, each with respect to the exercise and subsequent sale of the underlying shares of 12,500 stock options on July 17, 2013 and September 17, 2013, respectively; and one Form 4 was filed for each of Messrs. Alexander, Bingham, Peterson and van der Salm on August 6, 2013 with respect to 3,870, 3,870, 2,257 and 2,257 shares, respectively, that were issued on May 29, 2013 pursuant to previously outstanding performance unit award agreements.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis ("CD&A") with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement prepared in connection with the 2014 Annual Meeting and the Company’s 2014 Annual Report.

Submitted by the Compensation Committee of the Board of Directors
Stephen A. Snider (Chair)
Richard E. Goodrich
Kevin J. McGinty
Michael W. Press

FISCAL 2014 EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis ("CD&A") provides a discussion of the background and objectives of our compensation programs for our Fiscal 2014 Named Executive Officers, listed in the table below. The CD&A should be read together with the compensation tables and related disclosures that follow this section.

Name	Title
Rodney L. Bingham	President and Chief Executive Officer
George P. Alexander	Executive Vice President, Global Sales
Jay C. Peterson	Chief Financial Officer; Senior Vice President, Finance; Secretary
Johannes (René) van der Salm	Senior Vice President, Global Operations
Executive Summary
We believe our business benefits from an exceptional management team that is responsible for maintaining our leadership position in the heat tracing industry and we have sought to establish competitive executive compensation programs that enable us to attract, retain and reward skillful, experienced and dedicated executives who can contribute both to our short- and long-term success. Our executive compensation program is designed to reward strong financial performance and a significant portion is tied to the achievement of measurable operational, strategic and market objectives, which we believe motivates management to maximize performance and build stockholder value.
Compensation Overview
Some of the key principles of our compensation program include (i) management’s interests should be closely aligned with the interests of our stockholders; (ii) compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership; (iii) differences in compensation should reflect differing levels of responsibilities; and (iv) performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.
The table below summarizes the primary elements of our executive compensation program:

Element of Compensation	Description	Value to Stockholder
Base Salary	Annual salary is fixed.	Competitive base compensation enables the Company to attract and retain key executive talent.
Short Term Incentive	Annual cash incentive is variable and earned only to the extent certain pre-determined performance metrics are met or exceeded.	Motivates executives to drive annual results that positively impact revenue, operating income, working capital and safety.
Long-Term Incentive - Performance-Units
Stock awards that vest in annual installments over three years only if and to the extent the Company's total shareholder return relative to its peer group meets pre-approved targets. The value of the award is variable based on the number of shares earned as well as the Company's stock price.
Aligns executive compensation with stockholder value creation over annual and cumulative performance periods over three years. Retention feature embedded in award design.
Long-Term Incentive - Time-Based Restricted Stock Units	Stock awards that vest in equal annual installments over three years. The number of shares that vest each year is fixed, but the value of the award is variable based on the Company's stock price.	Aligns executive compensation with stockholder value creation over a three-year vesting period. Retention feature embedded in award design.
Fiscal 2014 Summary
A brief summary of the Company's financial performance is as follows:

•	Fiscal 2014 revenue was $277.3 million, representing a 2% decline versus $284.0 million in Fiscal 2013;

•	Gross profit increased 2% to $135.2 million in Fiscal 2014 versus $132.8 million in Fiscal 2013. As a percentage of revenue, gross profit increased to 48.7% in Fiscal 2014 versus 46.8% in Fiscal 2013.

•	Income from operations increased to $58.6 million in Fiscal 2014 versus $57.0 million in Fiscal 2013.

•	Net income was $25.8 million in Fiscal 2014 versus $27.0 million in Fiscal 2013.
Foreign currency negatively impacted revenue by approximately $4.0 million versus Fiscal 2013, primarily attributable to the depreciation of the Canadian dollar. Fiscal 2014 gross margins were favorably impacted by an increase in the Company's MRO/UE (maintenance, repair, operations / upgrades and expansions) sales as a percentage of total revenue, which grew to 67% in Fiscal 2014 versus 58% in Fiscal 2013. Net income was impacted by a loss of $15.5 million incurred as a result of the refinancing of our senior secured notes. The refinancing reduced the Company interest expense from $15.2 million in Fiscal 2013 to $10.0 million in Fiscal 2014.
The total compensation for our Named Executive Officers in Fiscal 2014 (as set forth in the Summary Compensation Table) decreased as compared to Fiscal 2013. This is primarily attributable to two factors: (i) the short-term incentives paid to the Named Executive Officers decreased in Fiscal 2014 as compared to Fiscal 2013 as a result of not achieving the threshold level for certain of the pre-determined performance metrics established under the 2014 short-term incentive program; and (ii) the grant date fair value of the performance units awarded in Fiscal 2014 was significantly lower than the grant date fair value of the performance units awarded in Fiscal 2013. This was a result of the manner in which the Monte Carlo model valued the awards made in Fiscal 2013 and Fiscal 2014 and was not a deliberate decision by the Compensation Committee to decrease the total compensation of each Named Executive Officer. The threshold, target and maximum opportunities in terms of number of shares remained substantially similar in Fiscal 2014 as compared to Fiscal 2013.
The Compensation Committee continues to believe that equity should be a significant element of the Company's executive compensation program because it (i) aligns the executive's compensation with long-term stockholder value creation; (ii) is viewed as a critical retention tool; and (iii) is a necessary component to remain competitive with the companies that compete with us for executive talent. Therefore, in Fiscal 2014, equity accounted for nearly half of each Named Executive Officer's total compensation, as reported in the "Summary Compensation Table" below. A significant portion of the Fiscal 2014 equity opportunity for each Named Executive Officer was in the form of performance-based restricted stock units (the "performance units"). The number of performance units that each executive may earn is tied directly to the Company's total shareholder return as compared to its predetermined peer group, which is discussed further in the section entitled "Long-Term Incentives" below.
Executive Compensation Process
Role of the Compensation Committee and the Chief Executive Officer
The Compensation Committee determines all compensation for the Named Executive Officers. Each year, the Compensation Committee conducts an evaluation of the Chief Executive Officer to determine if a change in his compensation is appropriate after considering factors such as the Company’s performance and relative stockholder return, the compensation received by chief executive officers at comparable companies and historical compensation levels. Mr. Bingham did not participate in the Compensation Committee’s deliberations or decisions with regard to his own compensation. At the Compensation Committee’s request, the Chief Executive Officer conducts a performance evaluation of each of the other Named Executive Officers and reviews the results with the Compensation Committee to assist it in determining whether changes in their compensation are appropriate. The Compensation Committee gives considerable weight to the Chief Executive Officer’s evaluation of the other Named Executive Officers because of his direct knowledge of each executive officer’s performance and contributions.
Role of Outside Advisors
The Compensation Committee directly engaged Pearl Meyer and Partners ("PM&P") to assist in evaluating Fiscal 2014 executive compensation decisions. As an independent compensation advisor, PM&P provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and the effectiveness in supporting our business and compensation objectives. During Fiscal 2014, PM&P regularly participated in Compensation Committee meetings and advised the Compensation Committee with respect to compensation trends and best practices, incentive plan design and competitive pay levels. While PM&P consulted with management in performing work requested by the Compensation Committee, it did not perform any separate services for management.

The Compensation Committee has considered the independence of PM&P in light of the SEC rules and NYSE listing standards. The Compensation Committee requested and received a letter from PM&P addressing PM&P's and the senior advisor involved in the engagement's independence, including the following factors: (1) other services provided to us by PM&P; (2) fees paid by us as a percentage of PM&P's total revenue; (3) policies or procedures maintained by PM&P that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisor and a member of the Compensation Committee; (5) any company stock owned by the senior advisor; and (6) any business or personal relationships between our executive officers and the senior advisor. The Compensation Committee discussed these considerations and concluded that the work performed by PM&P and PM&P's senior advisor involved in the engagement did not raise any conflict of interest, and that PM&P provides objective and competent advice. The following protocols are designed to help ensure objectivity:

•	The advisor reports directly to the Compensation Committee or, in the case of matters relating to director compensation, to the Nominating and Corporate Governance Committee;

•
Only the Compensation Committee or the Nominating and Corporate Governance Committee has the authority to retain or terminate the advisor with respect to services provided to the relevant committee; and

•	The advisor meets as needed with Committee members, without the presence of management.
Consideration of Say-on-Pay Vote Results

The Company provides its stockholders with the opportunity to cast an annual non-binding, advisory vote on the compensation paid to its Named Executive Officers (a "say-on-pay" vote). At our 2013 Annual Meeting, approximately 99.3% of the total shares represented and entitled to a say-on-pay vote were cast in favor of the proposal. Accordingly, the Compensation Committee believes these results affirmed broad stockholder support of our approach to executive compensation and did not believe it was necessary to make any changes to the executive compensation program in response to the say-on-pay vote held at the 2013 Annual Meeting. The Compensation Committee will continue to consider the results of say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Peer Companies and Market Comparison

For Fiscal 2014, the Compensation Committee considered information regarding market pay practices to ensure that it made informed decisions on executive pay packages. The Compensation Committee did not target the specific compensation elements or total compensation against the market data. Instead, the Compensation Committee utilized the market data to assess the overall competitiveness and reasonableness of the Company’s executive compensation program. Market pay practices are based on peer group proxy data and published survey data. While the Compensation Committee considers relevant market pay practices when setting executive compensation, it does not rely on this information to target any specific pay percentile for our Named Executive Officers, as the Compensation Committee does not believe that it is appropriate to establish compensation levels based only on market practices. The Compensation Committee believes that compensation decisions are complex and the factors that influence the amount of compensation include the nature and responsibility of the position, market competition for the position, an individual’s experience and past performance and contributions, tenure with the Company and associated institutional knowledge, long-term potential with the Company, Company performance (including past and future performance objectives) as well as peer compensation levels.

Establishing a peer group to use to evaluate compensation decisions is difficult because we operate in a specialized industry in which there are few direct peers. In determining the peer group, the Compensation Committee selected publicly traded manufacturing companies that, in its view, compete with the Company for talent and have revenue, assets, market capitalization and enterprise value that are generally comparable to the Company (the "Compensation Peer Group"). The Compensation peer group did not change from Fiscal 2013 to Fiscal 2014 and was comprised of the following companies:

AAON, Inc.	Colfax Corporation	Powell Industries, Inc.
Advanced Energy Industries, Inc.	Dril Quip, Inc.	Pulse Electronics Corp.
American Superconductor Corp.	Generac Holdings Inc.	STR Holdings, Inc.
AZZ Incorporated	II-VI, Inc.	Ultralife Corp.
Chart Industries, Inc.	Geospace Technologies Corp.(1)	Vicor Corporation

(1)	Formerly OYO Geospace Corp.

Elements of Our Compensation Program
Base Salaries
Base salaries are intended to provide a competitive foundation and a fixed rate of pay for the work being performed by each executive officer sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our Named Executive Officers are designed to reflect each executive’s scope of responsibility and accountability with us, as well as the complexity of the applicable position. Compensation beyond those pay elements is at risk and must be earned through achievement of annual goals, which represent performance expectations of the Board and management and long-term value creation for our stockholders. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive’s position and the ability of that position to influence overall Company performance. Furthermore, in setting target compensation, the Compensation Committee focuses on the total compensation opportunity for the executive.
Base salaries are generally reviewed annually and adjusted from time to time to reflect individual responsibilities, performance, experience, inflation, peer group data and competitiveness within the market for the individual executive's talent and services. The Compensation Committee is responsible for setting the base salary of the Chief Executive Officer. Base salary decisions with respect to the other Named Executive Officers are approved by the Compensation Committee upon the recommendation of the Chief Executive Officer.
During Fiscal 2014, the base salaries for each of Messrs. Bingham, Alexander, Peterson, and van der Salm were $360,500, $303,850, $257,500 and $215,000, respectively. There was no material change in the base salary compensation of the Named Executive Officers from Fiscal 2013.
Short-Term Incentives
Historically, we have provided our Named Executive Officers and other worldwide employees with the opportunity to earn annual cash incentives based on overall Company performance. We believe that these incentives help create a "pay for performance" culture by providing an opportunity to earn competitive compensation that is linked to our performance as well as hold our executives accountable and reward them based on actual business results. Consistent with this culture, short-term incentives can represent a significant portion of total compensation.
In June 2013, the Compensation Committee established the performance metrics for each Named Executive Officer for the Fiscal 2014 executive short-term incentive program ("2014 STIP") as described in the table below. The Compensation Committee believes that these four metrics incentivize our executive officers to focus on multiple performance drivers throughout our business. Historically, operating income has been a key metric in evaluating the short-term incentive opportunities available to the Named Executive Officers and the Compensation Committee continues to view this as a key metric in evaluating the Company's performance. In addition to profitability, the Compensation Committee believes that management should be focused on top-line revenue growth opportunities. The Committee also believes that safety and working capital are important metrics that are required to run the business effectively and efficiently. The following table and footnotes provide additional detail on each performance metric, its respective weighting, the pre-determined threshold, target, and maximum performance levels and the Company's actual performance in Fiscal 2014.

Performance Metric	Weight	Fiscal 2013 Actual Performance	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Fiscal 2014 Actual Performance
Adjusted Operating Income($)(1) (in thousands)	60%	73,853	77,065	80,524	83,893	73,184
Revenue($)(2) (in thousands)	20%	284,036	289,717	298,238	306,399	277,323
Safety (TRIR)(3)	10%	0.3	0.5	0.4	0.3	0.1
Working Capital Improvement(4)	10%	45.6%	43.3%	45.6%	50.1%	53.1%

(1)
For purposes of the 2014 STIP, "adjusted operating income" is defined as gross profit, less operating expenses excluding incentive expense, stock-based compensation expense, plus amortization of intangible assets. Actual performance is pro-rated in between levels.

(2)	Actual performance is pro-rated in between levels.

(3)
For purposes of the 2014 STIP, "safety" is defined as the Company's total recordable incident rate ("TRIR"). TRIR is calculated as the Company's number of recordable injuries during Fiscal 2014 times 200,000 divided by the number of man hours worked during Fiscal 2014.

(4)
For purposes of the 2014 STIP, "working capital" is calculated as current assets, less current liabilities, excluding capital market transactions and capital expenditures related to the construction of our new manufacturing facility in San Marcos, Texas. "Working capital improvement" is defined as working capital as a percentage of revenue. Actual performance is pro-rated in between levels.

Under the 2014 STIP, each of the threshold, target and maximum opportunities for each Named Executive Officer was set as a percentage of base salary, as summarized in the table below. If the Company's performance does not meet or exceed the pre-determined threshold performance level, there is zero payout with respect to such performance metric. During Fiscal 2014, the threshold, target and maximum opportunities for each Named Executive Officer were unchanged from Fiscal 2013.

Named Executive Officer	Fiscal 2013 Base Salary ($)	Threshold % of Base Salary	Target % of Base Salary	Maximum % of Base Salary	Fiscal 2014 Actual Payout ($)
Rodney L. Bingham	360,500	40%	100%	160%	115,360
George P. Alexander	303,850	40%	100%	160%	97,232
Jay C. Peterson	257,500	30%	75%	120%	61,800
Johannes (René) van der Salm	215,000	30%	75%	120%	51,600
On May 19, 2014, the Compensation Committee reviewed the Company’s Fiscal 2014 performance as well as the Company's actual result under each pre-determined performance metric. The Compensation Committee determined that the Company's performance did not meet the threshold level for each of the revenue and adjusted operating income performance metrics and that the Company achieved maximum performance for each of the safety and working capital improvement performance metrics. Accordingly, each executive received zero payout with respect to each of the revenue and adjusted operating income performance metrics and received the maximum payout with respect to each of the safety and working capital improvement performance metrics. As a result, the 2014 STIP payouts for our executive officers were only 32% of the target compensation levels. Based on the Company's actual Fiscal 2014 performance, the Compensation Committee approved payouts under the 2014 STIP to Messrs. Bingham, Alexander, Peterson and van der Salm of $115,360, $97,232, $61,800 and $51,600, respectively. These amounts represented approximately 32% of the target 2014 STIP opportunity for each Named Executive Officer.

Long-Term Incentives
The Amended and Restated Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan (the "LTIP") provides our officers, employees, non-employee directors and consultants with added incentive to remain employed by or perform services for us and aligns such individuals’ interests with those of our stockholders. Our Compensation Committee believes that equity-based awards are important in building an ownership mentality among our Named Executive Officers and key employees and aligning the long-term financial interests of our employees with those of our stockholders. Under the LTIP, our Compensation Committee may grant to participants options, stock appreciation rights, restricted stock, restricted stock units, and performance units.
The Compensation Committee monitors and evaluates the performance of the Company's long-term incentive awards and Company performance under the terms of prior awards against the Committee's overall compensation philosophy and whether long-term incentive compensation awards are effectively serving the Company's compensation goals. The Compensation Committee did not make significant changes to the structure of equity awards made in Fiscal 2014 as compared to the equity awards made in Fiscal 2013, except that management recommended that the estimated value of the equity awards be reduced from $600,000 to $550,000 for each of Messrs. Bingham and Alexander and from $350,000 to $325,000 for each of Messrs. Peterson and van der Salm based on the Company's Fiscal 2014 operating budget.
Based on the advice of PM&P and the Company's Fiscal 2014 operating budget, on May 29, 2013 the Compensation Committee approved equity awards to each of the Named Executive Officers in the form of restricted stock units and performance units as described in the table below. The equity awards were made subject to stockholder approval of the Amended and Restated 2011 Long-Term Incentive Plan, which the stockholders subsequently approved at the 2013 Annual Meeting. The Compensation Committee continues to believe that a mixture of time-based restricted stock units and performance units best achieves its compensation objectives.

Named Executive Officer	Grant Date	Estimated Value of Equity Awards ($)(1)	Restricted Stock Units (#)(2)	Performance Units Aggregate Target Shares (#)(3)
Rodney Bingham	8/1/2013	550,000	13,688	13,688
George Alexander	8/1/2013	550,000	13,688	13,688
Jay Peterson	8/1/2013	325,000	8,089	8,089
Johannes (René) van der Salm	8/1/2013	325,000	8,089	8,089

(1)
The Compensation Committee estimated the fair value of the Fiscal 2014 equity awards as set forth in this column for purposes of determining the number of shares subject to each award, with half of the estimated value to be awarded in time-based restricted stock units and the other half to be awarded in performance units.

(2)
The number restricted stock units subject to each restricted stock unit award was calculated as 50% of the estimated value of the equity awards divided by $20.09, which was the market closing price per share of the Company's common stock as reported on the NYSE on the grant date. The restricted stock unit awards vest in three equal annual installments, on each of the first, second and third anniversaries of the grant date.

(3)
The "Aggregate Target Shares" subject to each performance unit award was calculated as 50% of the estimated value of the equity awards divided by $20.09, which was the market closing price per share of the Company's common stock as reported on the NYSE on the grant date. The actual grant date fair value reported in the Summary Compensation Table is based on the probable outcome of the market-based performance conditions and the application of a Monte Carlo simulation model. For additional details, please see Note 1 to the Summary Compensation Table and Note 13 to the consolidated financial statements included in our 2014 Annual Report.

For purposes of the performance units awarded in Fiscal 2014, the "Target Shares" eligible to be earned for each "Performance Period" (as defined in the table below) is equal to one-third of the Aggregate Target Shares. The Compensation Committee established the performance metric as total shareholder return ("TSR") relative to the Compensation Peer Group ("RTSR"), inclusive of dividends paid. The Compensation Committee selected TSR as the performance metric because it strives to link reward to long-term, sustainable growth and stockholder value creation. The Compensation Committee believes that TSR reflects the extent to which stockholders and the market consider that the Company's strategy is appropriate and is being implemented and articulated well by the Named Executive Officers. The TSR for each entity is calculated by using the 30 trading day average market closing price as reported on the NYSE prior to the first date of each Performance Period vs. the 30 trading day average market closing price as reported on the NYSE ending on the last day of each Performance Period, subject to certain adjustments that may be made as a result of a stock split (or reverse stock split), recapitalization, or other similar event.

Performance Period	Begin Date	End Date
Performance Period 1:	April 1, 2013 through	March 31, 2014
Performance Period 2:	April 1, 2013 through	March 31, 2015
Performance Period 3:	April 1, 2013 through	March 31, 2016
Following the completion of each Performance Period, the TSR of each entity within the Compensation Peer Group and the Company is calculated for such Performance Period and ranked from highest to lowest. The percentage of each Target Award is earned based on the following table.

Level	Payout(1)	RTSR Rank(2)
Threshold:	50% of Target Shares	10th out of 16 (approximately 35th percentile)
Target:	100% of Target Shares	7th out of 16 (approximately 60th percentile)
Maximum:	200% of Target Shares	1st out of 16 (100th percentile)

(1)
Actual performance is pro-rated in between performance levels. If the Company's TSR during any Performance Period is below the threshold performance level or is negative, the participant will not earn any shares with respect to such Performance Period.

(2)
The Company and each of the 15 peer group entities included in the Compensation Peer Group (for a total of 16 entities) will be ranked from highest to lowest at the end of each Performance Period. In the event (i) an entity is acquired by another company or sold all or substantially all of its assets, or (ii) an entity ceases to be a publicly traded company on a national stock exchange (unless cessation of such listing is due to a low stock price or low trading volume) the entity shall be removed from the peer group and the Compensation Committee shall reduce the size of the peer group. An entity that is removed from the peer group prior to the last day of a Performance Period will not be included in the RTSR computation for that Performance Period.

On May 19, 2014, the Compensation Committee calculated and reviewed the Company's TSR performance and the TSR performance of each of the entities in the Compensation Peer Group for Performance Period 1 (April 1, 2013 through March 31, 2014) under the performance units granted on August 1, 2013, as well as Performance Period 2 (April 2, 2012 through March 31, 2014) under the performance units granted on August 2, 2012. Following such review, the Compensation Committee approved the issuance of the number of shares listed in the "Shares Earned" column in the table below to each Named Executive Officer. The Company's actual TSR performance, RTSR rank and the payout associated with such performance during each respective performance period is summarized in the table below.

Executive	Performance Unit Grant Date	Performance Period	Target Shares	Company's TSR	RTSR Rank	Payout (as a Percentage of Target Shares)	Target Shares Earned	Target Shares Not Earned
Rodney Bingham	8/2/2012	Performance Period 2 (April 2, 2012 - March 31, 2014)	4,647	22.1%	10 out of 16	50.0%	2,323	2,324
Rodney Bingham	8/1/2013	Performance Period 1 (April 1, 2013 - March 31, 2014)	4,562	13.7%	8 out of 16	83.3%	3,800	762
George Alexander	8/2/2012	Performance Period 2 (April 2, 2012 - March 31, 2014)	4,647	22.1%	10 out of 16	50.0%	2,323	2,324
George Alexander	8/1/2013	Performance Period 1 (April 1, 2013 - March 31, 2014)	4,562	13.7%	8 out of 16	83.3%	3,800	762
Jay Peterson	8/2/2012	Performance Period 2 (April 2, 2012 - March 31, 2014)	2,711	22.1%	10 out of 16	50.0%	1,355	1,356
Jay Peterson	8/1/2013	Performance Period 1 (April 1, 2013 - March 31, 2014)	2,696	13.7%	8 out of 16	83.3%	2,245	451
Johannes (René) van der Salm	8/2/2012	Performance Period 2 (April 2, 2012 - March 31, 2014)	2,711	22.1%	10 out of 16	50.0%	1,355	1,356
Johannes (René) van der Salm	8/1/2013	Performance Period 1 (April 1, 2013 - March 31, 2014)	2,696	13.7%	8 out of 16	83.3%	2,245	451
Employee Benefits and Perquisites
We offer a very limited amount of perquisites and other personal benefits to our Named Executive Officers. The Compensation Committee believes that these perquisites are reasonable and consistent with prevailing market practice and the Company’s overall compensation program. Perquisites are not a material part of our compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our Named Executive Officers.
Each of our Named Executive Officers is entitled to participate in our employee benefit plans (including 401(k) retirement savings, and medical, dental and life insurance benefits) on the same basis as our other full-time employees located in the United States. In addition, we lease a Company vehicle for Mr. Bingham’s use in traveling between our facilities in Houston and San Marcos, Texas. See "Summary Compensation Table—All Other Compensation."
Employment Agreements
During Fiscal 2014, each of our Named Executive Officers was party to an employment agreement that was negotiated and entered into in connection with our IPO. The material terms of each employment agreement, including the severance benefits provided to each Named Executive Officer upon a qualifying termination event, are described in the narrative following the "Fiscal 2014 Grants of Plan-Based Awards" table and the section entitled "Potential Payments Upon Termination or Change in Control." The terms of each agreement were determined based on competitive market pay practices and negotiations between the parties. Each employment agreement expired on April 30, 2014.
In connection with the expiration of those employment agreements, the Compensation Committee approved new employment agreements for each of the Named Executive Officers, effective April 30, 2014. The material terms of each new employment agreement, including the severance and change in control benefits provided to each Named Executive Officer upon a qualifying termination event, are described in the narrative following the "Fiscal 2014 Grants of Plan-Based Awards" table and the section entitled "Potential Payments Upon Termination or Change in Control." The terms of each agreement were determined based on competitive market pay practices, negotiations between the parties and the advice of the independent compensation consultant.
Stock Ownership Guidelines
Our Board has adopted stock ownership guidelines for all of our Named Executive Officers and directors and delegated oversight of the guidelines to the Compensation Committee as to the Named Executive Officers and to the Nominating and Corporate Governance Committee as to non-employee directors. The ownership threshold for the Chief Executive Officer is five times annual base salary. The ownership threshold for all other Named Executive Officers is two times annual base salary. In Fiscal 2014, the Nominating and Corporate Governance Committee increased the ownership guideline for non-employee directors from three to four times the director's annual cash retainer. Each Named Executive Officer and director is required to meet such minimum guidelines within five years after November 1, 2011 or, if elected or appointed after November 1, 2011, within five years after the date of such election or appointment.
Each individual subject to the stock ownership guidelines must meet or exceed his or her requisite threshold immediately prior to any disposition of shares or share equivalents obtained through an equity grant (other than shares used to pay applicable withholding taxes and the exercise price of stock options). The 100% retention requirement applies during any time period during which the individual’s stock ownership threshold has not been achieved, including during the initial five-year period. If a Named Executive Officer or director does not meet the requisite threshold or demonstrate sustained progress toward meeting the threshold, the Board has discretion to reduce future long-term incentive grants or pay future cash compensation in the form of equity.
In measuring stock ownership, the Compensation Committee and the Nominating and Corporate Governance Committee will consider all shares beneficially owned, restricted stock and restricted stock units (to the extent vested) and vested but unexercised stock options. For vested but unexercised stock options, the value counting toward the individual's threshold will be determined based on the excess of the market value of the stock over the exercise price of the stock option. During Fiscal 2014, the Compensation Committee and the Nominating and Corporate Governance Committee revised the stock ownership guidelines such that unvested restricted stock and unvested restricted stock units will not be counted toward achieving the requisite threshold. Therefore, unvested performance units, unvested restricted stock or restricted stock units and unvested stock options are not considered in calculating each individual's stock ownership.
Though not yet required, Messrs. Alexander, Bingham and van der Salm met these guidelines as of the Record Date. Following the revision to the stock ownership guidelines no longer counting unvested restricted stock and unvested restricted stock units, Mr. Peterson no longer meets his requisite threshold, however, he is on track to meet the requisite guideline within the initial five-year period. Further, Messrs. George, Goodrich, Press, Snider and Sorrentino met these guidelines as of the Record Date. All other non-employee directors are on track to meet the requisite threshold within the five-year period.
Certain Transactions in Company Securities
Our Insider Trading Policy prohibits our directors, officers and employees from engaging in various hedging activities with Company securities, including short sales and any transaction involving a publicly traded option, such as a put, call or other derivative security. Further, the policy prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan.

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation we paid to the Named Executive Officers for the fiscal years ended March 31, 2014, 2013 and 2012, respectively. In Fiscal 2014, our Named Executive Officers were our Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executives serving as executive officers as of March 31, 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Rodney L. Bingham	2014	360,500	—	425,722	—	115,360	26,937	928,519
President, Chief Executive Officer and Director	2013	358,529	—	603,134	—	254,304	27,480	1,243,447
(principal executive officer)	2012	350,042	104,635	—	59,900	350,000	27,951	892,528

George P. Alexander	2014	303,850	—	425,722	—	97,232	8,730	835,534
Executive Vice President,	2013	302,182	—	603,134	—	214,342	8,910	1,128,568
Global Sales	2012	295,000	126,760	—	59,900	221,250	8,670	711,580

Jay C. Peterson	2014	257,500	—	251,583	—	61,800	8,730	579,613
Chief Financial Officer	2013	256,087	—	351,818	—	136,234	8,910	753,049
(principal financial officer)	2012	241,351	88,840	—	29,950	187,500	8,670	556,311

Johannes (René) van der Salm	2014	215,000	—	251,583	—	51,600	8,581	526,764
Senior Vice President,	2013	215,000	—	351,818	—	113,749	8,715	689,282
Global Operations	2012	190,000	112,840	—	29,950	114,000	8,356	455,146

(1)
The amounts reported in this column for Fiscal 2014 represent the aggregate grant date fair value of restricted stock unit and performance unit awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). We calculated the estimated fair value of the restricted stock unit awards by using the market closing price of our common stock as reported by the NYSE on the grant date. The amounts reported for Fiscal 2014 also include the estimated fair value of performance units during each of the three performance periods, which was $6.79, $11.93 and $14.31 per share, respectively. The estimated fair value of the performance units was calculated based on the probable outcome of the market-based performance conditions and the application of a Monte Carlo simulation model. The performance units vest if the TSR performance of the Company's common stock meets or exceeds the predetermined threshold, target and maximum performance levels as compared to the Compensation Peer Group over annual and cumulative performance periods from April 1, 2013 through March 31, 2016. The grant date fair value of the performance units does not correspond to the actual value that may be recognized by each Named Executive Officer with respect to these awards, which may be higher or lower based on a number of factors, including the Company's performance, the performance of the Compensation Peer Group and stock price fluctuations. Under FASB ASC Topic 718, the vesting condition related to the performance units is a market condition and not a performance condition. Accordingly, there is not a grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions. For a discussion of the assumptions and methodologies used to value the awards, please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" above and the discussion of equity awards contained in Note 13 to the consolidated financial statements included in our 2014 Annual Report.

(2)
The amounts reported in this column represent annual cash compensation earned under the 2014 STIP based on Fiscal 2014 performance. Please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Short-Term Incentives" for further information.

(3)	Amounts reported in this column for Fiscal 2014 include:

Name	Company Contribution to 401(k) ($)	Group Life Insurance ($)	Company Provided Vehicle ($)(a)	All Other Compensation Total ($)
Rodney L. Bingham	7,650	1,080	18,207	26,937
George P. Alexander	7,650	1,080	—	8,730
Jay C. Peterson	7,650	1,080	—	8,730
Johannes (René) van der Salm	7,650	931	—	8,581

(a)
Mr. Bingham regularly travels by car, including between our facilities in Houston, Texas and our headquarters in San Marcos, Texas. Included in "All Other Compensation" for Mr. Bingham for Fiscal 2014 were payments for the cost of a Company leased vehicle and reimbursements for gas and maintenance on the vehicle. We value these benefits based on the actual cost incurred.

FISCAL 2014 GRANTS OF PLAN-BASED AWARDS
The following table summarizes awards made to our Named Executive Officers in Fiscal 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)($)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(#)			All Other Stock Awards: Number of Shares of Stocks or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Rodney L. Bingham	—	144,200	360,500	576,800	—	—	—	—	—
	8/1/2013	—	—	—	6,844	13,688	27,376	—	150,731
	8/1/2013	—	—	—	—	—	—	13,688	274,992
George P. Alexander	—	121,540	303,850	486,160	—	—	—	—	—
	8/1/2013	—	—	—	6,844	13,688	27,376	—	150,731
	8/1/2013	—	—	—	—	—	—	13,688	274,992
Jay C. Peterson	—	77,250	193,125	309,000	—	—	—	—	—
	8/1/2013	—	—	—	4,044	8,089	16,178	—	89,076
	8/1/2013	—	—	—	—	—	—	8,089	162,508
Johannes (René) van der Salm	—	64,500	161,250	258,000	—	—	—	—	—
	8/1/2013	—	—	—	4,044	8,089	16,178	—	89,076
	8/1/2013	—	—	—	—	—	—	8,089	162,508

(1)
The amounts reported in this column represent the threshold, target and maximum cash award levels set for the 2014 STIP. The amount actually earned by each Named Executive Officer is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. See "Compensation Discussion and Analysis—Short-Term Incentives" for further information.

(2)
The number of shares reported in this column represent the performance units granted to each Named Executive Officer under the LTIP on August 1, 2013, vesting in three annual installments on March 31, 2014, 2015 and 2016 based upon the Company's achievement of predetermined total shareholder return goals relative to its peer group. See "Compensation Discussion and Analysis—Long-Term Incentives" for additional information, including a discussion of the number of shares actually earned by each Named Executive Officer for the performance period that ended March 31, 2014.

(3)
The number of shares reported in this column represent the restricted stock unit awards granted to each Named Executive Officer under the LTIP on August 1, 2013, vesting in three equal annual installments, beginning on the first anniversary of the date of grant.

(4)
For a discussion of the assumptions and methodologies used to calculate the grant date fair values presented in this column, please see Note 1 to the Summary Compensation Table above and Note 13 to the consolidated financial statements included in our 2014 Annual Report.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Description of Employment Agreements
As noted in the Compensation Discussion and Analysis, the Company was a party to an employment agreement with each of the Named Executive Officers during Fiscal 2014. In connection with the expiration of those agreements, the Company entered into new employment agreements with each of the Named Executive Officers on May 1, 2014. The material terms of the employment agreements in effect during Fiscal 2014 were as follows:
Term. Each employment agreement terminated by its own terms on April 30, 2014.
Salary and Bonus. The employment agreements of Messrs. Bingham, Alexander, Peterson and van der Salm provide for an initial base salary not to be reduced below $350,000, $295,000, $250,000 and $190,000, respectively. In addition, if certain annual performance based targets were met, each executive is eligible to receive an annual performance-based bonus.
Restrictive Covenants. Each employment agreement prohibits the executive from competing with us during his employment period and for a period of one year thereafter.
Termination Benefits. For information on termination benefits, see the section entitled "Potential Payments Upon Termination or Change in Control" below.
Employment Agreements entered into in Fiscal 2015. In connection with the expiration of the employment agreements described above, the Company entered into new employment agreements with each of the Named Executive Officers effective, May 1, 2014. Each new employment agreement provides for an initial term beginning on May 1, 2014 through March 31, 2015 and will renew automatically for subsequent one-year terms unless the executive or the Company provides notice of non-renewal of the agreement at least thirty days prior to the expiration of the initial term or any subsequent renewal term. The new agreements provide for an initial base salary to Messrs. Bingham, Alexander, Peterson and van der Salm of $360,500, $303,850, $257,500 and $215,000, respectively. In addition, if certain annual performance targets are met in the future, to be mutually agreed upon by the executive and the Board, each executive will be eligible to receive an annual performance-based bonus. Each employment agreement prohibits the executive from competing with us during his employment and for a period of one year thereafter. For information on the termination benefits contained in the new employment agreements, see the "Potential Payments Upon Termination or Change in Control" section below.

Outstanding Equity Awards at Fiscal 2014 Year-End
The following table provides information regarding the outstanding equity awards held by each Named Executive Officer as of March 31, 2014.

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Rodney L. Bingham	—	6,000	12.00	5/4/2021	—	—	—	—
	—	—	—	—	22,982	532,723	—	—
	—	—	—	—	—	—	13,773	319,258
George P. Alexander	—	6,000	12.00	5/4/2021	—	—	—	—
	—	—	—	—	22,982	532,723	—	—
	—	—	—	—	—	—	13,773	319,258
Jay C. Peterson	6,882	—	9.82	03/01/2021	—	—	—	—
	2,000	3,000	12.00	5/4/2021	—	—	—	—
	—	—	—	—	13,511	313,185	—	—
	—	—	—	—	—	—	8,104	187,851
Johannes (René) van der Salm	2,000	3,000	12.00	05/04/2021	—	—	—	—
	—	—	—	—	13,511	313,185	—	—
	—	—	—	—	—	—	8,104	187,851

(1)
Represents unvested stock options granted on May 4, 2011, in connection with our IPO, to each of Messrs. Bingham, Alexander, Peterson and van der Salm. The remaining stock options will vest in equal annual installments on May 4, 2014, 2015 and 2016.

(2)
Represents 9,294, 9,294, 5,422 and 5,422 unvested restricted stock units granted on August 2, 2012 and 13,688, 13,688, 8,089 and 8,089 unvested restricted stock units granted on August 1, 2013 pursuant to the LTIP to each of Messrs. Bingham, Alexander, Peterson and van der Salm, respectively. The remaining August 2, 2012 restricted stock unit award will vest in equal annual installments on August 2, 2014 and 2015. The August 1, 2013 restricted stock unit award will vest in equal annual installments on August 1, 2014, 2015 and 2016.

(3)	The market value was calculated based on a market closing price of $23.18 per share of our common stock as reported on the NYSE on March 31, 2014.

(4)
Represents 4,647, 4,647, 2,711 and 2,711 performance units granted on August 2, 2012 and 9,126, 9,126, 5,393 and 5,393 unvested performance units granted on August 1, 2013 pursuant to the LTIP to each of Messrs. Bingham, Alexander, Peterson and van der Salm, respectively. In accordance with the SEC executive compensation disclosure rules, the amounts reported in these columns are based on achieving the target performance goals. The remaining August 2, 2012 performance unit award will vest on March 31, 2016 based on the Company's actual performance. The remaining August 1, 2013 performance unit award will vest in annual installments on March 31, 2015 and 2016 based on the Company's actual performance.

Fiscal 2014 Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of options by the Named Executive Officers and the vesting of restricted stock units and performance units during Fiscal 2014.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Rodney L. Bingham	2,000	14,040	10,770	234,871
George P. Alexander	2,000	14,100	10,770	234,871
Jay C. Peterson	53,963	799,454	6,310	137,648
Johannes (René) van der Salm	85,021	1,335,734	6,310	137,648

(1)
The value realized on exercise represents the market closing price per share as reported on the NYSE on the date of exercise less the exercise price per share, multiplied by the number of shares exercised.

(2)
Represents (i) 4,647, 4,647, 2,710 and 2,710 restricted stock units awarded to each of Messrs. Bingham, Alexander, Peterson and van der Salm, respectively, that vested on August 2, 2013; (ii) 2,323, 2,323, 1,355 and 1,355 performance units awarded to each of Messrs. Bingham, Alexander, Peterson and van der Salm, respectively, that vested on March 31, 2014 for Performance Period 2 (April 2, 2012 through March 31, 2014) of the performance unit awards granted on August 2, 2012; and (iii) 3,800, 3,800, 2,245 and 2,245 performance units awarded to each of Messrs. Bingham, Alexander, Peterson and van der Salm, respectively, that vested for Performance Period 1 (April 1, 2013 through March 31, 2014) of the performance unit awards granted on August 1, 2013.

(3)	The value realized was determined by multiplying the number of shares that vested by the per-share closing price of the Company's common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The narrative description and table below summarize certain information related to the amount of compensation payable to each of the Named Executive Officers under certain qualifying termination or change in control events. Except as described below, we have no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, acceleration of equity or other enhanced benefits upon termination of their employment. Payments or benefits other than described below would be at the discretion of the Compensation Committee and the Board.
Employment Agreements - Termination
Pursuant to the terms of the employment agreements that were in effect during Fiscal 2014, each Named Executive Officer was eligible to receive certain payments upon qualifying termination events. Under those agreements, if a Named Executive Officer terminated his employment for "good reason" or we terminated his employment other than for "cause," death, or "disability" (as defined in the respective employment agreements) then the executive was entitled to receive (i) continuation of his base salary for twelve months; (ii) any earned but unpaid bonus for the current fiscal year (based on actual financial results and prorated for the period in the year in which the executive performs services for the Company), (iii) any earned but unpaid salary, any annual bonus earned for the prior year but not yet paid; and (iv) any accrued but unpaid benefits.
If a Named Executive Officer terminated his employment without "good reason," or we terminated his employment for "cause," each such executive was entitled to receive any earned but unpaid salary and any accrued but unpaid benefits. If a Named Executive Officer's employment was terminated by reason of death or "disability," each such executive was entitled to receive any earned but unpaid salary, accrued but unpaid benefits and any earned but unpaid bonus for a prior year but not yet paid.
Under each Named Executive Officer’s employment agreement, "cause" means: (i) the commission by the executive of a felony (or a crime involving moral turpitude); (ii) the theft, conversion, embezzlement or misappropriation by executive of funds or other assets of the Company or any of its affiliates or any other act of fraud or dishonesty with respect to the Company or any of its affiliates (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent, or unlawful misconduct by executive which causes harm or embarrassment to the Company or any of its affiliates or exposes the Company or any of its affiliates to a substantial risk of harm or embarrassment; (iv) the violation by executive of any law regarding employment discrimination or sexual harassment; (v) the failure by executive to comply with any material policy generally applicable to Company employees, which failure is not cured within 30 days after notice to executive; (vi) the repeated failure by executive to follow the reasonable directives of any supervisor or the Board, which failure is not cured within 30 days after notice to executive; (vii) the unauthorized dissemination by executive of confidential information in violation of the employment agreement; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding executive (including executive’s work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of executive; (ix) the Company’s discovery that, prior to executive’s employment with the Company, executive engaged in conduct of the type described in clauses (i) through (iv) above; or (x) any other material breach by executive of the employment agreement that is not cured within 30 days after notice to executive.
Under each Named Executive Officer’s employment agreement, "good reason" means any of the following without executive’s consent: (i) the assignment to executive of any duties or responsibilities materially inconsistent with executive’s position and title, or a material reduction in executive’s responsibilities and authority, except in connection with the termination of executive’s employment for cause, disability or death; (ii) a reduction by the Company in executive’s base salary below the initial base salary set forth in the employment agreement, except for a non-permanent reduction that is part of a program applied to other senior executives of the Company necessitated by economic or other financial conditions; or (iii) requiring the executive to relocate or perform services on a regular basis more than 25 miles from executive’s principal place of business as of the date of the agreement, or, in the event executive consents to any relocation, the failure by the Company to pay (or reimburse executive) for reasonable moving expenses under the Company relocation policy in effect at the time of the relocation.
In connection with the expiration of the employment agreements described above, the Company entered into new employment agreements with each of the Named Executive Officers, effective May 1, 2014. Each new employment agreement provides for an initial term beginning on May 1, 2014 through March 31, 2015 (the "initial term") and will renew automatically for subsequent one-year terms (each, a "renewal term") unless the executive or the Company provides notice of non-renewal of the agreement at least thirty days prior to the expiration of the initial term or any subsequent renewal term.
Under the new employment agreements, (i) if the executive resigns his employment with “good reason” or if the Company terminates the executive’s employment other than for “cause,” death, or “disability” (as defined above) at any time during the initial term or any subsequent renewal term or if the Company provides the executive with a notice of non-renewal effective at the expiration of the initial term and should the Company terminate executive’s employment other than for "cause," death or "disability" or executive resigns his employment with "good reason" within twelve months following the expiration of the initial term, the executive is entitled to receive any unpaid base salary and accrued employment benefit through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, and continuation of executive’s base salary for twelve months; or (ii) if the Company provides the executive with a notice of non-renewal and should the Company terminate executive’s employment other than for cause, death or disability or executive resigns his employment with good reason within twelve months following the expiration of a renewal term, the executive is entitled to receive any unpaid base salary and accrued employment benefit through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, and continuation of executive’s base salary for six months.
Equity Agreements - Termination
Stock Option Award Agreements dated May 4, 2011
The stock option award agreements dated May 4, 2011 provide that if the Company terminates the holder other than for "cause," death or "disability," then the option, to the extent vested as of the effective date of such termination, may thereafter be exercised for a period of ninety days after such termination of employment. If the Company terminates the holder by reason of death or "disability," then the option, to the extent vested as of the effective date of such termination of employment, may thereafter be exercised by the holder's estate for a period of one year after the date of such termination. If the Company terminates the holder for "cause" or if the holder resigns for any reason, the option, whether or not vested, shall terminate immediately upon such termination of employment.
Restricted Stock Unit Award Agreements dated August 2, 2012
The restricted stock unit award agreements dated August 2, 2012 provide that if the Company terminates the holder other than for "cause" or due to death or "disability," the portion of the award that was not vested immediately prior to such termination of employment shall be 100% vested upon such termination of employment. If the Company terminates the holder for "cause" or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment shall be immediately forfeited and canceled by the Company.
Performance Unit Award Agreements dated August 2, 2012
The performance unit award agreements dated August 2, 2012 provide that if the Company terminates the holder other than for "cause" or due to death or "disability," the award for the performance period ending in the fiscal year in which holder's employment terminates shall be 100% vested at the target level upon such termination of employment. The portion of the award scheduled to be earned for performance periods commencing after the holder's termination shall be immediately forfeited. If the Company terminates the holder for "cause" or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment shall be immediately forfeited and canceled by the Company.
Restricted Stock Unit Award Agreements dated August 1, 2013
The restricted stock unit award agreements dated August 1, 2013 provide that if the Company terminates the holder other than for "cause" or due to death or "disability," the portion of the award that was not vested immediately prior to such termination of employment shall immediately vest on a pro-rata basis as determined by the number of whole months that holder was employed. The remaining portion of the award shall be immediately forfeited by the holder and canceled by the Company. If the Company terminates the holder for "cause" or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment shall be immediately forfeited and canceled by the Company.

Performance Unit Award Agreements dated August 1, 2013
The performance unit award agreements dated August 1, 2013 provide that if the Company terminates the holder other than for "cause" or due to death or "disability," then the number of shares of stock subject to the award with respect to the performance period ending immediately following the holder's termination shall be earned if and to the extent that the shares would have been earned absent such termination of employment; provided, however, the number of shares of stock subject to the award that are earned and delivered to holder shall be prorated based on the number of whole months that holder was employed during such performance period. The holder shall not be eligible to receive any shares of stock of any performance period that ends after the fiscal year in which the holder's termination of employment occurs. If the Company terminates the holder for "cause" or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment shall be immediately forfeited and canceled by the Company.
The definitions of "cause" and "disability" in each of the equity award agreements are substantially similar to the definitions in the employment agreements that were in effect during Fiscal 2014.
If, as of March 31, 2014, a Named Executive Officer terminated his employment for "good reason," or we terminated his employment other than for "cause," death or "disability," each such executive would have been entitled to receive the following:

Named Executive Officer	Severance (Continuation of Base Salary for Twelve Months) ($)	Bonus for Fiscal 2014 ($)	Acceleration of Stock Options ($)	Acceleration of Restricted Stock Units ($)(1)	Acceleration of Performance Units ($)	Total ($)
Rodney L. Bingham	360,500	115,360	0	285,925	0	761,785
George P. Alexander	303,850	97,232	0	285,925	0	687,007
Jay C. Peterson	257,500	61,800	0	167,336	0	486,636
Johannes (René) van der Salm	215,000	51,600	0	167,336	0	433,936

(1)	For purposes of this calculation, the Company utilized a market closing price of $23.18 per share of our common stock as reported on the NYSE on March 31, 2014.
Change In Control
The employment agreements that were in effect during Fiscal 2014 did not provide for the payment of any benefits in the event of a change in control. The new employment agreements, effective May 1, 2014, provide that if, within twelve months following a "change in control" (as defined in the LTIP below), the executive’s employment is terminated by the Company other than for "cause," death or "disability" (as defined above) or if the executive resigns his employment with "good reason," the Executive is entitled to receive any unpaid base salary and accrued employment benefit through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, and continuation of Executive’s base salary for eighteen months.
As of March 31, 2014, each of the Named Executive Officers held unvested options, restricted stock units and performance units granted under the LTIP. Under the LTIP, in the event of a "change in control," as defined below, the Board, in its discretion may provide for the accelerated vesting of outstanding equity awards, including deeming the performance measure applicable to some or all outstanding awards to be satisfied at any level. For purposes of the LTIP, a change in control is generally defined to include:

•	Acquisition by a person or entity of 50% or more of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions;

•	Certain reorganizations, mergers, or consolidations; or

•	A complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Assuming that a change in control occurred effective as of March 31, 2014 and the Board exercised its discretion to require that all outstanding options, restricted stock units and performance units be surrendered and for the holder to receive a cash payment equal to (i) the number of shares subject to the option multiplied by the excess, if any, of the fair market value per share over the exercise price, (ii) the number of shares of common stock subject to the restricted stock unit award multiplied by the fair market value per share, and (iii) the number of shares of common stock subject to the performance unit award (and assuming that the performance measures are deemed satisfied at the maximum performance level) multiplied by the fair market value per share, each of the Named Executive Officers would have received a cash payment as follows:

Named Executive Officer	Acceleration of Stock Options ($)(1)	Acceleration of Restricted Stock Units ($)(1)	Acceleration of Performance Units ($)(1)(2)	Total ($)
Rodney L. Bingham	67,080	532,723	638,516	1,238,319
George P. Alexander	67,080	532,723	638,516	1,238,319
Jay C. Peterson	33,540	313,185	375,701	722,426
Johannes (René) van der Salm	33,540	313,185	375,701	722,426

(1)	For purposes of this calculation, the Company utilized a market closing price of $23.18 per share of our common stock as reported on the NYSE on March 31, 2014.

(2)	For purposes of this calculation, we assumed that the performance measures associated with the performance units were deemed satisfied at the maximum level.

PROPOSAL NO. 3
APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION
OF OUR EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010 (the "Dodd-Frank Act"), we are asking you to approve an advisory resolution on the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to approve, reject or abstain from voting with respect to our Fiscal 2014 executive compensation programs and policies and the compensation paid to the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this Proxy Statement. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years. The Company's stockholders have expressed a preference for holding such a vote every year and the Company anticipates that it will continue to hold a say-on-pay vote each year for the foreseeable future.
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation of the Named Executive Officers. Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee, or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders and is consistent with our commitment to high standards of corporate governance.
The Company’s executive compensation program is designed to attract, retain and reward talented executives who can contribute to both our short- and long-term success and is based on the following general principles:

•	management’s interests should be closely aligned with the interests of our stockholders and our compensation programs are designed to reward strong financial performance;

•	compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership;

•	differences in compensation should reflect differing levels of responsibilities; and

•	performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.
The Company believes that its executive compensation program is effective in promoting these general principles and is designed to closely align the interests of our management with the long-term interests of our stockholders. The Compensation Discussion and Analysis included in this Proxy Statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee during Fiscal 2014 in more detail. You are encouraged to read the full details of our executive compensation programs and policies as described the Compensation Discussion and Analysis, the tabular disclosure and accompanying narrative disclosure set forth in this Proxy Statement.
For the reasons outlined above, we believe that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and incentivizes desirable behavior. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:
"RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."
The Board unanimously recommends that stockholders vote "FOR" the foregoing resolution for the reasons outlined above.

OTHER MATTERS
The Board is not aware of any other business to be presented for a vote of the stockholders at the 2014 Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.
The chairman of the 2014 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.
REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING
In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2015 Annual Meeting, our General Counsel must receive the proposal no later than February 11, 2015. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received) to: General Counsel, Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666. Such proposals must comply with the SEC’s requirements in Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials, such as the requirement that the stockholder continue to own a minimum number of shares until the 2015 Annual Meeting and appear in person or through an authorized representative at the 2015 Annual Meeting to present the proposal.
Alternatively, stockholders intending to present a proposal at the 2015 Annual Meeting without having it included in the Company’s Proxy Statement, as well as any director nominations, must comply with the requirements set forth in the Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice with respect to each director nomination or other proposal that the stockholder intends to present at the 2015 Annual Meeting from the stockholder no earlier than February 11, 2015 and no later than March 13, 2015. The notice must contain the information required by our Bylaws.
Proposals received by the General Counsel or Corporate Secretary after the dates mentioned will not be included in the Proxy Statement or acted upon at next year’s Annual Meeting.
**********
Upon receipt of a written request from any stockholder entitled to vote at the forthcoming 2014 Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the 2014 Annual Report, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the Record Date, the person making the request was the beneficial owner of securities entitled to vote at the 2014 Annual Meeting. Written requests for the 2014 Annual Report should be directed to our Director of Investor Relations at Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666. If you would like to receive a copy of any exhibits listed in the 2014 Annual Report, please call (512) 396-5801 or submit a request in writing to our Director of Investor Relations at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The 2014 Annual Report and these exhibits are also available in the "Investor Relations" section of our website located at http://ir.thermon.com.
It is important that your shares be voted at the 2014 Annual Meeting, regardless of the number of shares that you hold.

ANNUAL MEETING OF STOCKHOLDERS OF

THERMON GROUP HOLDINGS, INC.

July 31, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE OF AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS: The Notice of Annual Meeting of Stockholders, Annual Report on Form 10-K, Proxy Statement and Form of Electronic Proxy Card are available at http://proxy.thermon.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20830300000000000000 8 073114

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election as directors each of the nominees listed below:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2014 Annual Report on Form 10-K.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

THERMON GROUP HOLDINGS, INC.

100 Thermon Drive

San Marcos, Texas 78666

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay Peterson and James Schubert as proxies, each with full power of substitution, to represent and vote as directed and permitted on the reverse side, all the shares of Common Stock of Thermon Group Holdings, Inc. held of record by the undersigned on June 2, 2014, at the Annual Meeting of Stockholders to be held in Building 5 of the principal executive offices located at 100 Thermon Drive, San Marcos, Texas 78666 on July 31, 2014, 7:30 a.m. Central Time, or any adjournment or postponement thereof, upon matters set forth in the Proxy Statement for the Annual Meeting of Stockholders and, in their judgment and discretion, upon such other business as may properly come before the Annual Meeting of Stockholders. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side)

14475